Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 7, 2024

AMONG

MERCK SHARP & DOHME LLC,

HAWAII MERGER SUB, INC.

AND

HARPOON THERAPEUTICS, INC.

-i-

-ii-

Exhibit A         Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 7, 2024, among MERCK SHARP & DOHME LLC, a New Jersey limited liability company (“Parent”), HAWAII MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and HARPOON THERAPEUTICS, INC., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, on the terms and subject to the conditions set forth herein, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of shares of common stock, par value $0.0001 per share, of the Company (such stock, the “Company Common Stock” and such holders, the “Company Common Stockholders”); (ii) adopted, approved and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the DGCL, and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger; and (iii) resolved to recommend that the Company Common Stockholders vote to approve the adoption of this Agreement (collectively, the “Company Recommendation”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have adopted, approved and declared advisable this Agreement and the Transactions, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Stockholders are entering into a support agreement with Parent and Merger Sub (the “Support Agreements”), pursuant to which each such Stockholder has, among other things, agreed to vote all of the shares of Company Common Stock beneficially owned by such Stockholder in favor of the adoption of this Agreement and take certain other actions in furtherance of the Transactions, in each case, subject to the terms and conditions thereof.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

SECTION 1.1. Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest (in writing or otherwise) from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of the outstanding Company Common Stock, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of the outstanding Company Common Stock; (ii) any merger, amalgamation, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization or similar transaction involving the Company that, if consummated, would result in any Third Party, directly or indirectly, (1) acquiring 15% or more of the Company’s consolidated assets (measured on a fair market value basis as of the date thereof) or (2) beneficially owning 15% or more of the outstanding Company Common Stock or any class of outstanding voting securities of the surviving entity or of the resulting direct or indirect parent of the Company or such surviving entity; (iii) any acquisition involving 15% or more of the Company’s consolidated assets (measured on a fair market value basis as of the date thereof); (iv) any acquisition or license (other than any non-exclusive and non-material license granted by the Company in the ordinary course of business consistent with past practice or expressly permitted to be granted by the Company by Section 6.1(b)) of, or joint venture, collaboration or other similar transaction with respect to, HPN328 or HPN217 or (v) any combination of the foregoing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable Law to remain closed, or, solely for purposes of determining the Closing Date, the Secretary of State of Delaware is authorized or required by applicable Law to remain closed.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Partners” means any of the Company’s licensees or licensors or any Third Party with which the Company has entered into a Contract that relates to the research, development, supply, manufacturing, testing, distribution, import, export or commercialization of any Company Product.

“Company Charter Documents” means the certificate of incorporation and the bylaws of the Company, each as amended, restated, supplemented or otherwise modified from time to time.

“Company Employee Benefit Plan” means any benefit plan, program, policy, practice, trust, fund or Contract maintained, contributed to or required to be contributed to by the Company or under which the Company has or would reasonably be expected to have any liability (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including any pension, profit-sharing, 401(k) retirement, bonus, incentive compensation, deferred compensation, loan, vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity based compensation plans, severance, employment, Contractor, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long-or short-term disability, change of control, fringe benefit, cafeteria plan or any other material employee or fringe benefit plan, program, policy, practice, trust, fund or Contract that provides benefits to current or former employees, non-employee directors or Contractors of the Company (or beneficiaries thereof).

“Company Intellectual Property” means all Intellectual Property owned (whether wholly or jointly with others) by, licensed or sublicensed to, or used or held for use by, the Company, including all Owned Company Intellectual Property and all Non-Owned Company Intellectual Property.

“Company Material Adverse Effect” means any event, effect, condition, change, occurrence, development, circumstance or state of facts, individually or in the aggregate with all other events, effects, conditions, changes, occurrences, developments, circumstances or state of facts, that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, operations, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company, or (ii) the ability of the Company to consummate the Transactions on or before the Outside Date; provided that no such event, effect, condition, change, occurrence, development, circumstance or state of facts shall be considered in determining whether a Company Material Adverse Effect has occurred, or would reasonably be expected to occur, for purposes of clause (i) above to the extent that it results from:

(1) changes or proposed changes in any applicable Law or in GAAP (or in either case, the interpretation thereof) occurring after the date hereof;

(2) changes generally affecting the United States or global economy, political conditions, or financial or securities markets (including changes in interest rates or exchange rates);

(3) general conditions in the biopharmaceutical industry;

(4) acts of terrorism, war, armed hostilities, natural disasters, weather-related events, fire or other force majeure events, or any escalation or worsening thereof;

(5) any epidemic, pandemic or disease outbreak (including COVID-19), or any escalation or worsening thereof;

(6) changes in the market price or trading volume of the shares of Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect unless otherwise excluded by another clause hereof);

(7) any failure, in and of itself, by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues, earnings or cash flows for any period ending on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect unless otherwise excluded by another clause hereof);

(8) the announcement, pendency or consummation of the Transactions (including any loss of or adverse change in the relationship of the Company with its employees, contractors, customers, partners, licensors, licensees or suppliers) (it being understood and agreed that this clause (8) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the Transactions or the performance of obligations hereunder);

(9) action taken by the Company that is expressly required by, or the omission of any action that is expressly prohibited by, this Agreement, or any action taken or omitted to be taken by the Company at the express written request of Parent; or

(10) any Transaction Litigation;

except in the case of clauses (1), (2), (3), (4) or (5), to the extent that the Company is disproportionately affected thereby relative to other similarly situated companies in the biopharmaceutical industry (in which case the incremental disproportionate impact or impacts will be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Preferred Stockholders” means holders of shares of the Company Series A Preferred Stock.

“Company Product” means any product or product candidate (including any pharmaceutical or medicinal therapy or compound) developed, researched, manufactured, tested, licensed, offered, marketed, sold, distributed or otherwise exploited by or on behalf of the Company or for which the Company has the right to receive payment, including HPN328, HPN217 and HPN601, and any discovery or clinical programs or platforms, including the TriTAC, ProTriTAC and TriTAC-XR platforms, and the therapies and compounds made and tested in such programs, including through collaboration with others.

“Company RSU” means each award of restricted stock units denominated in shares of Company Common Stock, whether subject to time-based or performance-based vesting, granted under any Stock Plan.

“Company Series A Preferred Stock” means the Company’s Series A preferred stock, par value $0.0001 per share.

“Company Stock Option” means each unexpired and unexercised option to purchase shares of Company Common Stock granted under any Stock Plan.

“Company Warrants” means the warrants to purchase shares of Company Common Stock originally issued by the Company on March 23, 2023 or October 25, 2023.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 9, 2020, by and between the Company and Parent, as amended on January 6, 2021, September 21, 2023 and December 8, 2023.

“Contract” means, with respect to any Person, any contract, agreement, lease, sublease, license, sublicense, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, that is or purports to be legally binding and to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Copyrights” means all copyrights (including all copyrights in any packaging, package inserts, website content, social media content, marketing or promotional materials, labeling information or other text provided to consumers), mask works, and similar rights, whether registered or unregistered, and all rights in any copyrightable works, in each case, throughout the world, all registrations and applications for any of the foregoing and all extension, restorations and renewals thereof, and all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction.

“COVID-19” means SARS-CoV-2 or COVID-19 and any epidemics, pandemics or disease outbreaks of the foregoing.

“Employee Company Equity Award” means any In the Money Option or Company RSU granted to an employee of the Company.

“Environmental Laws” means any Law, Judgment or Authorization relating to pollution, the environment, natural resources, or protection of human health and safety from exposure to Hazardous Substances, including any of the foregoing relating to (i) the manufacture, processing, generation, use, distribution, transport, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance; (ii) air, indoor air, water (including ground, surface and drinking water), land surface or subsurface strata pollution; (iii) the release or threatened release into the environment of any Hazardous Substance, including emissions, discharges, injections, spills, escapes, dumping or leaching of any Hazardous Substance or (iv) the health and safety of employees.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exclusively Licensed Intellectual Property” means all Non-Owned Company Intellectual Property that is exclusively licensed to the Company, including any Non-Owned Company Intellectual Property that is exclusively licensed to the Company for any Company Product, including, as applicable, reagents for manufacturing, methods of manufacturing or methods of use thereof, or any field of use (whether or not the license is subject to retained rights of the licensor or other Persons).

“Expenses” means all out-of-pocket costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the Proxy Statement and all other matters related to the Transactions.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, national, federal, state, provincial, municipal, local or foreign governmental, judicial, quasi-judicial, legislative, executive, regulatory (including stock exchange) or administrative authority, department, agency, organization, body, court, arbitration tribunal, instrumentality, self-regulatory authority or official, including any political subdivision thereof.

“Hazardous Substance” means (i) any pollutant, contaminant, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material; (ii) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, petroleum product or byproduct, asbestos, lead, polychlorinated biphenyls, or per- and polyfluoroalkyl substance or (iii) any substance, waste or material regulated under any Environmental Law or that would reasonably be expected to give rise to liability or any obligation to remediate under any Environmental Law.

“Healthcare Laws” means, to the extent applicable to the Company, the following United States Laws and applicable foreign equivalents: the FDCA and the Public Health Service Act (42 U.S.C. § 256b et seq.), federal, state and local fraud and abuse laws, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information and Technology for Economic and Clinical Health Act; the Medicare statute (Title XVIII of the Social Security Act) the Medicaid statute (Title XIX of the Social Security Act).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, including the following: (i) Patents; (ii) Trademarks; (iii) all rights in IT Assets; (iv) Copyrights; (v) Know-How; (vi) all rights in designs, databases, data, collections of data, and compilations of data; (vii) domain names (both gTLDs and ccTLDs), social media tags, handles and other identifiers and all accounts therefor; (viii) all rights to sue for past, present and future infringements, misappropriations or other violations of any of the foregoing; (ix) all rights to secure or recover the proceeds of the foregoing, including licenses, royalties, income, payments, claims and damages and (x) all other rights similar to or pertaining to any of the foregoing in any country worldwide.

“Intervening Event” means any event, effect, condition, change, occurrence, development, circumstance or state of facts occurring or arising after the date hereof that materially affects the Company, and that was neither known to, nor reasonably foreseeable by, the Company Board as of or prior to the date hereof, and that becomes known to the Company Board after the date hereof and prior to the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement); provided that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence of or terms of an Acquisition Proposal or any inquiry or communications relating thereto or any consequences thereof; (ii) any event, effect, condition, change, occurrence, development, circumstance or state of facts with respect to Parent or any of its Affiliates; (iii) the timing of any Authorizations required pursuant to this Agreement to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement (including clearance of the Merger under the HSR Act); or (iv) any changes, in and of itself, in the market price or trading volume of the shares of Company Common Stock or the fact, in and of itself, that the Company meets or exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to any such change may be taken into account in determining whether there has been an Intervening Event).

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation (excluding any public networks).

“Know-How” means all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how, and similar proprietary rights in confidential information of any kind, inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, techniques, assays, chemical and biological materials, devices, methods, patterns, formulations and specifications.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, claim, charge, hypothecation, license, sublicense, option, right of first refusal, right of first offer, covenant not to sue, security interest or other encumbrance of any kind or nature whatsoever.

“made available to Parent” means that such information, document or material was: (i) publicly available and filed as an exhibit (including through incorporation by reference) to a Company SEC Document available on the SEC EDGAR database after January 1, 2023 and at least one Business Day prior to the date hereof; (ii) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 12 hours prior to the execution and delivery of this Agreement or (iii) made available for review by Parent or Parent’s Representatives at least 12 hours prior to the execution and delivery of this Agreement in the electronic data room hosted by DFS Venue and maintained by the Company in connection with the Transactions; provided, however that the 12-hour limitation in the foregoing clauses (ii) and (iii) shall not apply to the agreements set forth in Section 1.1(a) of the Company Disclosure Letter.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Employee Company Equity Award” means any In the Money Option or Company RSU that is not an Employee Company Equity Award.

“Non-Owned Company Intellectual Property” means all Company Intellectual Property that is not Owned Company Intellectual Property.

“Owned Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned (whether wholly or jointly with others) by the Company.

“Parent Material Adverse Effect” means any event, effect, condition, change, occurrence, development, circumstance or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date.

“Patents” means all national, regional and international statutory invention registrations, issued patents and patent applications of any kind, including all applications and filings made pursuant to the Patent Cooperation Treaty (PCTs), provisionals, non-provisionals, converted provisionals, requests for continued examination, continuations, continuations-in-part, divisionals, substitutions, additions, reexaminations, reissues, supplemental examinations, oppositions, inter partes review, post-grant review, transitional program for covered business method patent review, interference proceedings, derivation proceedings, all rights in respect of design patents, utility models, certificates of invention and any similar rights, including so-called pipeline protection, patent term extension and supplemental protection certificates, all inventions disclosed in each registration, patent or patent application, and all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction, including all earlier-filed applications from which benefit or priority rights are derived, and all extensions, restorations and renewals of any of the foregoing.

“Permitted Lien” means any (i) Lien with respect to Taxes not yet due and payable that arose by operation of Law; (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP; (iii) Lien with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and applicable environmental Law that are not violated by the current or proposed use of such real property or the operation of the business of the Company; (iv) any rights or interests of a lessor of real property under the applicable lease entered into in the ordinary course of business consistent with past practice (other than with respect to any capital lease or as a result of any breach of such lease); and (v) non-exclusive licenses to, in or under Intellectual Property granted by the Company that are included in clinical trial agreements, supply agreements or similar agreements pursuant to which services are provided to the Company that are entered into in the ordinary course of business consistent with past practice and where the grants of rights in, to or under such Intellectual Property are incidental, and not material, to any performance under such agreement.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity, including any Governmental Authority.

“Personal Data” means all data or information that relates to an identified or identifiable person and that constitutes personal data or personal information under any applicable Law relating to privacy, data protection, or other Laws pertaining to data protection and information security, which information includes any genetic data, financial, credit, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, any device identifier, or any other information that constitutes protected health information under 45 C.F.R. § 160.103.

“PHSA” means the Public Health Service Act.

“Pre-Closing Period” means the period from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article 8.

“Proxy Statement” means the proxy statement relating to the Stockholders’ Meeting, as amended or supplemented from time to time, together with all annexes, schedules or exhibits thereto (including the letter to stockholders, notice of meeting and form of proxy), as required to be filed with the SEC.

“Regulatory Authority” means the FDA, the European Medicines Agency, the U.K. Medicines and Healthcare products Regulatory Agency or any other Governmental Authority with jurisdiction over the research, development, manufacture or exploitation of any Company Product, or any successor agency to any of the foregoing.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, auditors, consultants, agents and other representatives.

“Requisite Company Vote” means the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Letter” shall mean a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blog post dated August 3, 2021 and posted at the following link: https://www.ftc.gov/system/files/ attachments/blog_ posts/Adjusting%20merger%20review%20to%20deal%20with%20the %20surge% 20in%20merger%20filings/sample_ pre-consummation_warning_letter.pdf.

“Stockholders” means the Company Common Stockholders together with the Company Preferred Stockholders.

“Stock Plans” means the Harpoon Therapeutics, Inc. 2019 Equity Incentive Plan, the Harpoon Therapeutics, Inc. 2015 Equity Incentive Plan, the Harpoon Therapeutics, Inc. 2022 Inducement Plan and any other equity plans, agreements or arrangements of the Company, other than the ESPP.

“Subsidiary” means, with respect to any Person, any other Person of which (i) such first Person or any of its subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned or controlled by such first Person.

“Superior Proposal” means a bona fide written Acquisition Proposal made by any Third Party after the date hereof and not as a result of the Company’s breach of Section 6.9 that (i) would result in such Third Party (or in the case of a direct merger between such Third Party and the Company, the shareholders of such Third Party) becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding shares of Company Common Stock or more than 50% of the Company’s consolidated assets (measured on a fair market value basis as of the date thereof) and (ii) is on terms that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, the likelihood of consummation and the Third Party making the Acquisition Proposal, (a) would, if consummated, result in a transaction that is more favorable to the Stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.9(d)) and (b) is reasonably likely to be consummated on the terms proposed.

“Takeover Provisions” means any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or similar state anti-takeover laws and regulations, and any similarly restrictive provision in the Company Charter Documents.

“Tax” means all U.S. federal, state, local or foreign taxes, levies, imposts, duties or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, gross receipts, minimum, base-erosion and anti-abuse, digital services, diverted profits, transfer, excise, property, escheat, unclaimed property, sales, use, value-added, goods and services, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental and other governmental taxes and charges, including any interest, penalties and additions to tax with respect thereto and any penalties imposed for any failure to timely, correctly or completely file any Tax Return.

“Tax Return” means any report, return, statement, declaration, schedule, voucher, document or other written information supplied to or filed with, or required to be supplied to or filed with, any Taxing Authority, including any amendments thereof or attachments thereto.

“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, or indemnification agreement or arrangement, other than any agreement that is pursuant to an ordinary-course commercial Contract the primary purpose of which does not relate to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the collection, administration, assessment or regulation of Taxes.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates.

“Third Party Service Provider” means a Third Party that provides outsourcing or other data or IT-related services for the Company, including any Third Party that the Company engages to process Personal Data on behalf of the Company or to develop software on behalf of the Company.

“To the knowledge of the Company” and similar phrases mean (i) the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, after making reasonable inquiry of the employees of the Company reasonably likely to have knowledge of the matter, and (ii) the actual knowledge which was, or would reasonably have been expected to be, obtained by such individuals after such reasonable inquiry, which, for purposes of Section 4.17 shall include such actual knowledge after making reasonable inquiry of the Company’s outside intellectual property counsel, but in no event shall any such inquiry for purposes of this definition require a freedom to operate analysis, clearance searches, validity, noninfringement or any other similar analysis if such analysis or search was not previously conducted prior to the date hereof.

“Trademarks” means all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, product configuration rights, industrial designs and other identifiers of source, origin or quality, whether registered or unregistered, all registrations and applications for any of the foregoing and all renewals thereof, all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction and all goodwill associated with any of the foregoing.

“Transaction Litigation” means any Proceeding (including any class action or derivative litigation) asserted, threatened or commenced by, on behalf of or in the name of, against or otherwise involving the Company Board (or any committee thereof), the Company, or any of its directors or officers in such individual’s capacity as such by any Stockholder (in its capacity as such or through a derivative action) relating directly or indirectly to this Agreement, the Merger or any of the other Transactions (including any such Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any other Transaction constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar provision of state Law that applies to the Company.

(b) The following terms are defined in the following sections of this Agreement:

Term	Section
Acceptable Confidentiality Agreement	6.9(a)
Agreement	Preamble
Anti-Corruption Laws	4.26
Antitrust Laws	4.3(c)
Appraisal Shares	3.8
Authorizations	4.16(b)
Bankruptcy and Equity Exception	4.3(a)
Book-Entry Shares	3.2(a)
Capitalization Date	4.2(a)
Certificate	3.2(a)
Certificate of Merger	2.4
Closing	2.3
Closing Date	2.3
Common Stock Merger Consideration	3.2(a)
Company	Preamble
Company 401(k) Plan	6.3(f)
Company Adverse Recommendation Change	6.9(c)
Company Board	Introduction
Company Common Stock	Introduction
Company Common Stockholders	Introduction
Company Disclosure Letter	Article 4
Company Financial Statements	4.6(a)
Company Recommendation	Introduction
Company Registered IP	4.17(a)
Company SEC Documents	4.5(a)
Company Securities	4.2(b)
Continuation Period	6.3(a)
Continuing Employee	6.3(a)
Contractors	4.12(b)
Data Protection and Information Security Requirements	4.27(a)
Delaware Courts	9.4(b)
DGCL	Introduction

Term	Section
Effective Time	2.4
ESPP	3.5
Exchange Fund	3.3(a)
Excluded Share	3.2(a)
Federal Health Care Programs	4.19(m)
Final Offering Period	3.5
GLP	4.19(b)
Government Official	4.26
IND	4.19(b)
Indemnified Party	6.10(a)
Indemnified Proceeding	6.10(b)
Insurance Policies	4.21
In the Money Option	3.4(a)
Judgment	4.3(b)
Law	4.3(b)
Lease	4.20(b)
Leased Real Property	4.20(b)
Material Contract	4.18(a)
Maximum Amount	6.10(d)
Merger	Introduction
Merger Consideration	3.2(b)
Merger Sub	Preamble
Non-Required Remedy	6.6(e)
Option Consideration	3.4(a)
Outside Date	8.1(b)(i)
Parent	Preamble
Paying Agent	3.3(a)
Preferred Shares	3.2(b)
Preferred Stock Merger Consideration	3.2(b)
Proceedings	4.8
Restraint	7.1(b)
Review Board	4.19(a)
RSU Consideration	3.4(b)
Security Incident	4.27(b)
Specified Agreement	8.1(d)(i)
Stockholders’ Meeting	6.2(b)
Support Agreements	Introduction
Surviving Corporation	2.1
Termination Fee	8.3(b)
Trade Controls	4.28(a)
Willful Breach	8.2

SECTION 1.2. Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, table of contents and headings included herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof, if applicable, and thereof, provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements (other than any work orders) shall have been made available to Parent and listed in the appropriate schedule, (c) to any Person include the successors and permitted assigns of that Person, (d) from or through any date means, unless otherwise specified, from and including or through and including, respectively, (e) to the “date hereof” means the date of this Agreement and (f) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires. Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m. New York time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to New York time. Unless otherwise provided in or required by this Agreement, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless otherwise provided in or required by this Agreement, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2

THE MERGER

SECTION 2.1. The Merger. At the Effective Time, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 2.2. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under this Agreement and the DGCL.

SECTION 2.3. Closing. Subject to the provisions of Article 7, the closing of the Merger (the “Closing”) shall take place (a) remotely by electronic exchange of executed agreements and documents and other deliverables, at 8:00 a.m. Eastern Time on a date to be specified by the parties, which shall be no later than the second Business Day after the date the conditions set forth in Article 7 (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted, waived by the party or parties entitled to the benefit of such conditions, or (b) at such other place, at such other time, or on such other date as Parent and the Company may mutually agree in writing (such date upon which the Closing occurs, the “Closing Date”).

SECTION 2.4. Effective Time. As soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

SECTION 2.5. Surviving Corporation.

(a) Certificate of Incorporation. Subject to the provisions of Section 6.10, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be amended and restated at the Effective Time so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein and under the DGCL.

(b) Bylaws. Subject to the provisions of Section 6.10, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein and under the DGCL.

(c) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

ARTICLE 3

CONSIDERATION; EXCHANGE OF SHARES

SECTION 3.1. Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Merger Sub capital stock will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

SECTION 3.2. Company Common Stock and Company Series A Preferred Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Common Stockholder, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be cancelled pursuant to Section 3.2(c) and (ii) any Appraisal Shares (each share described in clauses (i) and (ii), an “Excluded Share” and collectively, the “Excluded Shares”)) shall be cancelled and shall be converted automatically into the right to receive an amount in cash equal to $23.00, without interest (the “Common Stock Merger Consideration”). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of either a certificate representing any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive (other than any shares to be cancelled pursuant to Section 3.2(c)), as the case may be, (A) the Common Stock Merger Consideration payable with respect to such shares of Company Common Stock upon surrender of such Certificate or Book-Entry Shares in accordance with Section 3.3, without interest or (B) the payment referred to in Section 3.8, in the case of each Appraisal Share.

(b) Treatment of Company Series A Preferred Stock. At the Effective Time, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) (“Preferred Shares”) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Preferred Stockholder, be cancelled and each holder thereof shall be entitled to receive, in consideration of such cancellation, an amount in respect of each Preferred Share determined in accordance with the terms thereof, as amended, altered or modified and in effect as of immediately prior to the Effective Time (the “Preferred Stock Merger Consideration,” and together with the Common Stock Merger Consideration, the “Merger Consideration”). As of the Effective Time, all shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, except the right to receive, as the case may be, (i) the Preferred Stock Merger Consideration payable with respect to such shares of Company Series A Preferred Stock in accordance with Section 3.3, without interest or (ii) the payment referred to in Section 3.8, in the case of each Appraisal Share.

(c) Cancelled Shares. Each share of Company Common Stock or Company Series A Preferred Stock held in the treasury of the Company and each share of Company Common Stock or Company Series A Preferred Stock owned by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and shall cease to exist and no payment or distribution shall be made with respect thereto.

SECTION 3.3. Exchange of Securities.

(a) Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), who shall be the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company, for payment of the funds to which the holders of shares of Company Common Stock (other than the Excluded Shares) and Company Series A Preferred Stock (other than any Excluded Shares) shall become entitled pursuant to Section 3.2. At or promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of such holders of shares of Company Common Stock (other than the Excluded Shares) and Company Series A Preferred Stock (other than any Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 3.2 (such cash, the “Exchange Fund”). Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such payments in accordance herewith. The Exchange Fund shall not be used for any other purpose. The Paying Agent may invest any cash included in the Exchange Fund as directed by Parent; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required hereunder and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any and all interest or other amounts earned with respect to the Exchange Fund shall be the property of Parent.

(b) Exchange Procedures. As promptly as practicable (but no later than two Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates representing shares of Company Common Stock whose shares were converted into the right to receive the Common Stock Merger Consideration pursuant to Section 3.2(a) and each holder of Preferred Shares whose shares were converted into the right to receive the Preferred Stock Merger Consideration pursuant to Section 3.2(b): (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title, shall pass, only upon proper delivery of the Certificates (or effective affidavits in lieu thereof in accordance with Section 3.3(f)) or Preferred Shares to the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in surrendering the Certificates or Preferred Shares in exchange for the Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate (or effective affidavits in lieu thereof in accordance with Section 3.3(f)) or Preferred Shares for cancellation, together with a duly completed and validly executed letter of transmittal, in the case of Certificates or Preferred Shares, the holder of such Certificate or Preferred Shares shall promptly receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or the Preferred Shares, as applicable, entitle such holder to receive pursuant to the provisions of this Article 3 and the Certificate or Preferred Shares so surrendered shall then be cancelled. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to receive the Merger Consideration payable with respect to such Book-Entry Shares. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), Parent shall cause the Paying Agent to promptly pay the Merger Consideration to the holder of such Book-Entry Shares and the Book-Entry Shares so surrendered shall then be cancelled. No interest shall be paid or shall accrue on any cash payable to holders of Certificates, Book-Entry Shares or Preferred Shares pursuant to the provisions of this Article 3. In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate, Book-Entry Shares or Preferred Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares or Preferred Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate, Book-Entry Shares or Preferred Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(c) No Further Ownership Rights. The Merger Consideration paid upon the surrender or exchange of Certificates, Book-Entry Shares or Preferred Shares in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares or the Preferred Shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Series A Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates, Book-Entry Shares or Preferred Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 3, except as otherwise provided by applicable Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any earning, interest or other income earned thereon) that remains undistributed to the holders of Company Common Stock or Company Series A Preferred Stock for six months after the Effective Time shall be delivered to Parent or one of its Affiliates, upon demand, and any such holders who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration, without any interest thereon and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares, or shares of Company Series A Preferred Stock, and compliance with the procedures in Section 3.3(b).

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Merger Consideration or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate, Book-Entry Share or Preferred Share shall not have been surrendered as of immediately prior to the date on which the Merger Consideration payable pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such Person’s compliance with the exchange procedures set forth in Section 3.3(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 3.

SECTION 3.4. Company Equity Awards and Warrants.

(a) Treatment of Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option shall, to the extent unvested, become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or the parties hereto, (i) each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price that is less than the Common Stock Merger Consideration (each, an “In the Money Option”) shall be cancelled and, in exchange therefor, each former holder thereof shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, a payment in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Law) equal to the product of (1) the total number of shares of Company Common Stock subject to such In the Money Option immediately prior to the Effective Time and (2) the excess, if any, of the Common Stock Merger Consideration over the per share exercise price payable for such In the Money Option immediately prior to the Effective Time (the “Option Consideration”) and (ii) each Company Stock Option other than an In the Money Option that is then outstanding and unexercised shall be cancelled with no consideration payable in respect thereof.

(b) Treatment of Company RSUs. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or the parties hereto, each Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive a payment in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Law) equal to the product of (i) the Common Stock Merger Consideration payable with respect to such Company RSU multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, with the number of shares of Company Common Stock subject to any such Company RSU that vests based on the achievement of performance goals determined in accordance with the applicable award agreement (the “RSU Consideration”).

(c) Treatment of Company Warrants. Not less than 10 days prior to the Effective Time, the Company shall deliver any notices required under the terms of any outstanding Company Warrants to the holders thereof, and the Company shall provide Parent with a reasonable opportunity to review and comment on such notices and will give reasonable and good faith consideration to such comments. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or the parties hereto, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall, in accordance with its terms, cease to represent a warrant exercisable for Company Common Stock and shall become a warrant exercisable for the Common Stock Merger Consideration that such holder would have been entitled to receive if such Company Warrant had been exercised immediately prior to the Effective Time. Following the Effective Time, no holder of any Company Warrant shall have any right hereunder or thereunder to acquire any Company Securities or any securities in the Surviving Corporation, Parent or any of their respective Affiliates.

(d) Payment. Promptly after the Effective Time (but in any event, no later than the second payroll date after the Effective Time), the Surviving Corporation shall pay through its or its Affiliate’s payroll systems the aggregate Option Consideration and RSU Consideration, as the case may be, payable to each former holder of an Employee Company Equity Award pursuant to this Section 3.4 (in each case, without interest and subject to any applicable withholding or other Taxes required by applicable Law). Promptly after the Effective Time (but in any event, no later than three (3) Business Days after the Effective Time), Parent shall pay or cause to be paid the aggregate Option Consideration and RSU Consideration, as the case may be, payable to each former holder of a Non-Employee Company Equity Award pursuant to this Section 3.4 (in each case, without interest).

(e) Termination of Stock Plans. As of the Effective Time, all Stock Plans and all outstanding equity and equity-based awards granted thereunder shall terminate, and no further shares of Company Common Stock, Company Stock Options, Company RSUs, equity interests or other rights with respect to shares of stock of the Company shall be granted under the Stock Plans.

(f) Board and Company Actions. Promptly following the date hereof, the Company and the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary, prior to the Effective Time, to effect the transactions described in this Section 3.4. Prior to the Effective Time, the Company shall cooperate with and reasonably assist Parent to cause the timely payment of the amounts Parent is required to pay following the Effective Time to the holders of Company Stock Options and Company RSUs, including by providing all information reasonably requested by Parent to make timely payments thereof.

(g) No Other Liability. Parent and its Affiliates shall have no liability with respect to the Company Stock Options or Company RSUs, other than for payment of the applicable consideration, if any, payable with respect thereto under Section 3.4(a) or (b), as the case may be.

SECTION 3.5. Employee Stock Purchase Plan. The Company, the Company Board or the compensation committee thereof, as applicable, shall take all actions necessary to terminate the Harpoon Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) and all outstanding rights thereunder not later than the day immediately prior to the Closing Date, contingent upon the occurrence of the Closing, and to otherwise effectuate the treatment of the ESPP as contemplated in this Section 3.5. From and after the date hereof, the Company shall take all actions necessary to ensure that (a) no new participants are permitted to participate in the ESPP and participants may not increase their payroll deductions or purchase elections from those in effect on the date hereof and (b) except for the offering or purchase period (if any) under the ESPP that is in effect on the date hereof (the “Final Offering Period”), no offering or purchase period shall be authorized, continued or commenced following the date hereof. If the Effective Time occurs during the Final Offering Period, the Final Offering Period shall terminate no later than the date that is five days prior to the Closing Date, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on such termination date with respect to any then-outstanding purchase rights. Notwithstanding anything in this Agreement to the contrary, (i) all amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole shares of Company Common Stock under the terms of the ESPP for such offering period, which shares of Company Common Stock shall be cancelled at the Effective Time in exchange for the right to receive the Common Stock Merger Consideration in accordance with Section 3.2(a) following the purchase of shares of Company Common Stock and (ii) the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. To the extent required by the ESPP, the Company shall provide notice to all ESPP participants describing the treatment of the ESPP pursuant to this Section 3.5, subject to Parent’s right to review.

SECTION 3.6. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that, during the period between the date hereof and the Effective Time, the number of outstanding shares of Company Common Stock or Company Series A Preferred Stock or securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Series A Preferred Stock shall be changed into a different number of shares or securities or a different class, including as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 3.6 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 3.7. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation, the Paying Agent and their respective agents shall be entitled to deduct and withhold from any payment to be made to any Person pursuant to this Agreement any amount that Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective agent, as applicable, reasonably determines to be required to be deducted and withheld under any applicable Tax Law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amounts were deducted and withheld. Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective agent, as applicable, shall promptly remit any amounts withheld to the appropriate Taxing Authority.

SECTION 3.8. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Series A Preferred Stock that are outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 3.2(c)) and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive Merger Consideration and shall entitle the holder only to payment for such Appraisal Shares in accordance with and to the extent provided by Section 262 of the DGCL; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then such Appraisal Shares shall automatically be deemed to have been converted as of the Effective Time into, and become exchangeable solely for the right to receive, Merger Consideration as provided in Section 3.2(a) or Section 3.2(b), as applicable. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock or Company Series A Preferred Stock, of any withdrawals of such demands and of any other instruments received by the Company pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time) all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any cash deposited with the Paying Agent pursuant to Section 3.3(a) with respect to shares of Company Common Stock or Company Series A Preferred Stock that become Appraisal Shares shall be returned to Parent upon demand therefor.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the particular Section (or, if applicable, subsection) of this Article 4 to which such exception relates, (b) any disclosure contained in any other section (or, if applicable, subsection) of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such other representation and warranty or (c) disclosure in the Company SEC Documents publicly filed after January 1, 2023 and at least one (1) Business Day prior to the date hereof, excluding, in each case, any information in the “Risk Factors” or “Forward-Looking Statements” sections thereof and any other statements therein that are similarly cautionary, predictive or forward-looking in nature (it being acknowledged and agreed that clause (c) shall not apply to any representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (Authorization; No Conflict), 4.4 (Subsidiaries), 4.5 (SEC Documents), 4.9 (Information Supplied), 4.10 (Broker’s or Finder’s Fees), 4.13 (Opinion of Financial Advisor) and 4.23 (Takeover Provisions)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1. Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as now conducted, and (c) is duly qualified or licensed to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Company Charter Documents. The Company Charter Documents are in full force and effect, and the Company is not in violation of any Company Charter Document.

SECTION 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. At the close of business on January 7, 2024 (the “Capitalization Date”), there were (1) 16,948,331 shares of Company Common Stock issued and outstanding; (2) 25,000 shares of Company Series A Preferred Stock and no other preferred stock outstanding; (3) no shares of Company Common Stock held by the Company in its treasury; (4) outstanding Company Stock Options to purchase an aggregate of 934,019 shares of Company Common Stock; (5) 1,022,522 shares of Company Common Stock subject to or otherwise deliverable in connection with outstanding Company RSUs (assuming 125% achievement with respect to Company RSUs subject to performance-based vesting); (6) 323,795 shares of Company Common Stock reserved for issuance in respect of future awards under the Stock Plans; (7) Company Warrants to purchase an aggregate of 13,694,249 shares of Company Common Stock; (8) 234,124 shares of Company Common Stock reserved for issuance under the ESPP and (9) rights to purchase a maximum of 51,505 shares of Company Common Stock under the Final Offering Period pursuant to the ESPP. All such issued and outstanding shares of capital stock of the Company have been, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable, and free of preemptive rights. All outstanding shares of Company Common Stock, Company Series A Preferred Stock, all Company Stock Options, all Company RSUs and all Company Warrants have been issued or granted, as applicable, in compliance in all material respects with applicable Law. Section 4.2(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the Capitalization Date of each outstanding Company Stock Option, Company RSU and Company Warrant, including, as applicable, the holder, date of grant, expiration date, exercise price, vesting schedule or forfeiture conditions and number of shares of Company Common Stock subject thereto (at target levels of achievement with respect to Company RSUs subject to performance-based vesting), whether the Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, and the Stock Plan under which the award is granted. From the close of business on the Capitalization Date to the date hereof, the Company has not issued any shares of Company Common Stock or its preferred stock, or any other capital stock, except upon the exercise of the Company Stock Options or the Company Warrants or the settlement of Company RSUs, in each case outstanding as of the close of business on the Capitalization Date and as disclosed in this Section 4.2(a) of the Company Disclosure Letter.

(b) Other than the Company Common Stock and Company Series A Preferred Stock, there are no outstanding bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote, or other than purchase rights under the ESPP and the outstanding Company Stock Options, Company RSUs and Company Warrants, that are convertible into or exchangeable or exercisable for, securities having the right to vote, on any matters on which the Stockholders may vote. Except as set forth in this Section 4.2, as of the date hereof, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”) of the Company to issue, any capital stock or other voting securities, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities, or ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as “Company Securities”). There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Company Securities, except pursuant to the terms of the Company Series A Preferred Stock, the Company Warrants, the Company Stock Options and the Company RSUs. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board. The Company has made available to Parent accurate and complete copies of all Contracts evidencing the Company Warrants. The Company Warrants have not been amended or supplemented since being made available to Parent, and there are no Contracts that provide for the amendment or supplement of any such Company Warrant. The treatment of the Company Warrants contemplated by Section 3.4(c) is in accordance with the terms of the Company Warrants.

SECTION 4.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of its obligations under this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board and, assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 5.7, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions and the performance of the Company’s obligations under this Agreement, except, with respect to the Merger, for (A) the approval of this Agreement by the Requisite Company Vote and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Common Stockholders; (ii) adopted, approved and declared advisable this Agreement and the

Transactions, including the Merger, in accordance with the DGCL, and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger; (iii) resolved to recommend that the Company Common Stockholders vote to approve the adoption of this Agreement; and (iv) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the Transactions not to be subject to any Takeover Provision that might otherwise apply to the Transactions. As of the date hereof, none of the foregoing resolutions of the Company Board have been amended, rescinded or modified. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and equitable principles of general applicability (the “Bankruptcy and Equity Exception”). Other than the Requisite Company Vote, no stockholder votes or consents, including of the Company Preferred Stockholders, are necessary to authorize this Agreement or to consummate the Transactions.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the Company Charter Documents; (ii) assuming compliance with the matters referred to in Section 4.3(c), conflict with or result in a violation or breach of any applicable judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any provision of any applicable statute, code, decree, law, ordinance, rule or regulation of any Governmental Authority (together with any Judgment, “Law”); (iii) assuming compliance with the matters referred to in Section 4.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Material Contract binding upon the Company or any Authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company (other than a Permitted Lien), except in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing by or with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with and filings pursuant to the HSR Act and applicable foreign competition and antitrust Laws, if any (collectively, “Antitrust Laws”), if any; (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws; (iv) compliance with any Nasdaq rules and (v) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.4. Subsidiaries. The Company does not have, and, to the knowledge of the Company, has never had, any Subsidiaries. Except for investments in marketable securities in the ordinary course of business, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

SECTION 4.5. SEC Documents.

(a) The Company has filed with or furnished to the SEC all forms, reports, schedules, statements, prospectuses, registration statements, definitive proxy statements and other documents required to be filed by the Company with or furnished by the Company to the SEC since January 1, 2023 (collectively, including all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates (and as of the date of any amendment or supplement thereto), (i) each Company SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder and the applicable requirements of Nasdaq, in each case, applicable to such Company SEC Documents and (ii) except to the extent that information contained in such Company SEC Documents has been revised, amended, modified, superseded (prior to the date hereof) by a later filed Company SEC Document, the Company SEC Documents when filed or furnished pursuant to the Securities Act or the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(c) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act): (i) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP; (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (iii) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and the Company Board; and (iv) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(d) The Company is, and since January 1, 2021 has been, in compliance in all material respects with all applicable listing and corporate governance requirements of Nasdaq, and is, and since January 1, 2021 has been, in compliance in all material respects with all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 and the SEC, in each case, taking into account the status of the Company as an “emerging growth company” (as defined in Rule 12b-2 under the Exchange Act). There are no outstanding loans or other extension of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since January 1, 2021, neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any material deficiencies or weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) The Company has made available to Parent accurate and complete copies of all material correspondence through the date hereof between the SEC, on the one hand, and the Company, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Document.

SECTION 4.6. Company Financial Statements.

(a) The consolidated audited financial statements of the Company for the year ended December 31, 2022, together with the reports of Ernst & Young LLP thereon, have been made available to Parent. Such financial statements and the financial statements contained in the Company SEC Documents (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC).

(b) The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), in each case, as required by GAAP to be reflected or reserved against in the balance sheet of the Company (or disclosed in the notes of such balance sheet), except liabilities or obligations that (i) are accrued or reserved against in the most recent Company Financial Statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto; (ii) are liabilities incurred in the ordinary course of business consistent with past practice since the date of such Company Financial Statements and, individually and in the aggregate, are not material to the Company; (iii) are performance or compliance obligations under the terms of any Contract to which the Company is a party or by which it is bound (and do not arise from any failure by the Company to perform or comply with such Contract) or (iv) are incurred in connection with the Transactions.

SECTION 4.7. Absence of Material Adverse Effect. Since December 31, 2022 through the date hereof, the Company has conducted its business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, effect, condition, change, occurrence, development, circumstance or state of facts, individually or in the aggregate with all other events, conditions, changes, occurrences, developments, circumstances or state of facts, that has had, or would reasonably be expected to have, a Company Material Adverse Effect; or

(b) any event, condition, action or occurrence that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of any of the covenants in clauses (i) through (vi), (xiii), (xv), (xvi), (xvii), (xxii), (xxiii), and, solely as it relates to the foregoing, (xxv) of Section 6.1(b).

SECTION 4.8. Proceedings. (i) There are no suits, claims, actions, proceedings, arbitrations, mediations, investigations, litigation, hearings, demands, informal inquiries or requests for documents, whether by subpoena or informal letter (“Proceedings”), pending or, to the knowledge of the Company, threatened, against or affecting the Company or any present or former officer, director or employee of the Company in such individual’s capacity as such, and (ii) the Company is not subject to any outstanding Judgment, in each case of clause (i) or (ii), that would reasonably be expected to be, individually or in the aggregate, material to the Company.

SECTION 4.9. Information Supplied. None of the information with respect to the Company supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Common Stockholders and on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. On the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Common Stockholders and on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), the Proxy Statement (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.9 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their Representatives specifically for inclusion therein.

SECTION 4.10. Broker’s or Finder’s Fees. Except for Centerview Partners LLC, an accurate and complete copy of whose engagement letter has been made available to Parent, no agent, broker, investment banker, finder, Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Company or any of its Affiliates in connection with any of the Transactions.

SECTION 4.11. Employee Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of all Company Employee Benefit Plans.

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent an accurate and complete copy of (as applicable): (i) each plan document, including all amendments thereto, and all related trusts agreements; (ii) the current summary plan description, including any summaries of material modifications, all summaries of benefits and coverage, and any other summaries or material employee communications; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for a determination or opinion letter; (iv) the annual reports on Forms 5500 for the last three plan years to the extent required under applicable Law; (v) any actuarial valuations; (vi) material Contracts including insurance contracts and administrative services agreements, as applicable; and (vii) all notices or other non-routine written correspondence regarding such Company Employee Benefit Plan between a plan fiduciary, the Company or any ERISA Affiliate and the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority in the last three years.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable and up-to-date determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and, to the knowledge of the Company, no event has occurred, no condition, facts or circumstances exist that would reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or Tax under ERISA, the Code or other applicable Law. All assets of the Company Employee Benefit Plans, if applicable, consist of cash or actively traded securities.

(d) Each Company Employee Benefit Plan has been operated, established, maintained and administered in all material respects in accordance with its terms and with all provisions of ERISA, the Code and other applicable Laws.

(e) The Company has not engaged in any non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA that would be reasonably expected to result in the imposition of material liability, penalty or Tax on the Company, and, to the knowledge of the Company, no such prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f) No Company Employee Benefit Plan is (i) subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA or a plan subject to Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law) or (v) any health or other welfare arrangement that is self-insured, and neither the Company nor any ERISA Affiliate of the Company has ever sponsored, maintained, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan described in the foregoing clauses (i) through (v). No Company Employee Benefit Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(g) The Company does not offer, or have any liability or obligation to provide life, health or medical benefits or insurance coverage to any individual, or to the dependent of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar provisions of state Law for which the individual pays for the full cost of coverage or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement, in each case, (i) in effect as of the date hereof and (ii) set forth on Section 4.11(a) of the Company Disclosure Letter.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, alone or in combination with any other event (such as a termination of employment), will (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee or other service provider of the Company; (ii) result in any payment becoming due under any Company Employee Benefit Plan; (iii) increase any benefits otherwise payable under any Company Employee Benefit Plan; (iv) except as provided in Section 3.4, result in the acceleration of the time of payment or vesting of any compensation or benefits; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; (vi) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Employee Benefit Plan, or (vii) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes, including under Section 409A or Section 4999 of the Code. The Company does not have any obligation to pay any “gross up” or other reimbursement payment for any income or other Taxes, including under Section 409A or Section 4999 of the Code.

(i) All Company Stock Options, Company RSUs, and all other equity or equity-based awards granted under any Stock Plan have been granted in all material respects in accordance with the terms of the applicable Stock Plan and have been administered in all material respects in accordance with the terms of the applicable award agreement. Each Company Stock Option has an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code. Each Company Stock Option (or option to purchase Company Common Stock that has previously been exercised) intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The Company has made available to Parent accurate and complete copies of (i) each Stock Plan; (ii) the forms of standard award agreement under the Stock Plans; (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Stock Plan, together with the recipient and the material terms of each such award (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award).

(j) At all times, the ESPP has qualified as an “employee stock purchase plan” under Section 423 of the Code, and has been administered in all material respects in accordance with its terms and all applicable Laws. All options to purchase shares under the ESPP (now outstanding or previously exercised or forfeited) have satisfied applicable Law, including the requirements of Section 423 of the Code.

(k) Each Company Employee Benefit Plan or other arrangement that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed and operated in compliance with Section 409A of the Code and the regulations promulgated thereunder.

(l) No Company Employee Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States, nor is any Company Employee Benefit Plan maintained outside of the United States or for the benefit of employees, directors, consultants or other independent contractors located outside of the United States, and the Company does not contribute to or have any obligation to contribute to any scheme, plan or arrangement mandated by a government other than the United States federal government.

(m) Other than routine claims for benefits, no actions, investigations, suits, or claims with respect to any Company Employee Benefit Plan are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there are no facts that reasonably would be expected to give rise to any such actions, suit or claims against any Company Employee Benefit Plan, or, to the knowledge of the Company, any fiduciary with respect to a Company Employee Benefit Plan or the assets of a Company Employee Benefit Plan.

(n) There has been no amendment to, or written interpretation of or announcement by the Company relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan that would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ending prior to the Closing Date.

(o) For each Company Employee Benefit Plan, all contributions, premiums and payments have been made or accrued in accordance with the terms of such plan and applicable Law.

SECTION 4.12. Employment Matters.

(a) The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other understanding with a labor union or labor organization, nor is any such Contract or understanding presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been, a representation campaign or certification process with respect to any of the employees of the Company. There is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company. As of the date hereof, there are no Proceedings pending or, to the knowledge of the Company, threatened between the Company, on the one hand, and (i) any of its current or former employees, consultants, leased employees, temporary employees, independent contractors or any other individual who provides (or formerly provided) personal services to the Company or (ii) any person seeking employment with the Company, on the other hand. As of the date hereof, no review, complaint or Proceeding by any Governmental Authority or employee or independent contractor or former employee or independent contractor with respect to the Company in relation to the engagement of any individual is pending or, to the knowledge of the Company, threatened, nor has the Company received any notice from any Governmental Authority indicating an intention to conduct the same.

(b) The Company has made available to Parent an accurate and complete list of the names of each officer and employee of the Company as of the date hereof, together with each such person’s current job title, date of hire, exempt classification status under the Fair Labor Standards Act, full-time or part-time status, immigration status, work location, annual base salary or wages, accrued vacation or other leave, as well as each such person’s annual incentive or bonus compensation target for the current calendar year (or other applicable bonus period) and the annual incentive or bonus compensation payable for calendar year 2023, whether such employee is currently on disability or other leave of absence, other than short-term absences of less than six weeks, and whether each such person has the right (whether conditional or otherwise) to any severance, retention, change-in-control, or similar payment or benefit. The Company has made available to Parent an accurate and complete list of the names of each natural person who serves as an independent contractor, consultant, or other non-employee service provider of the Company (collectively, “Contractors”) who is reasonably expected to receive payments in excess of $100,000 per annum as of the date hereof, together with each such person’s description of services, consulting or contracting term and consulting or contracting fee.

(c) The Company’s relationships with Contractors can be terminated at any time for any reason, subject to disclosed notice obligations set forth on Section 4.12(c)(i) of the Company Disclosure Letter, without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. The Company has complied in all material respects with all Laws governing the employment of personnel by United States companies, the withholding of Taxes and the employment of non-United States nationals in the United States, including those relating to wages, hours, benefits, worker classification, labor, immigration, affirmative action, collective bargaining, discrimination, civil rights, paid sick leave, protected leave (including family, medical and parental leave), disability rights and accommodations, safety and health, workers’ compensation, the collection and payment of withholding or Social Security Taxes and similar Taxes. To the knowledge of the Company, each employee of the Company is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each employee of the Company, and each such Form I-9 has since been updated as required by applicable Laws and is correct and complete in all material respects as of the date hereof. The Company is not, and since January 1, 2021 has not been, a government contractor. All employees of the Company are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by United States Law and not the Law of any other jurisdiction. To the actual knowledge of the Company (without any obligation to inquire), as of the date hereof, no key employee set forth on Section 4.12(c)(ii) of the Company Disclosure Letter, intends to terminate their employment with the Company within one year following the consummation of the Transactions.

(d) The Company has made available to Parent an accurate and complete list of each former employee whose employment with the Company has been involuntarily terminated within the past 12 months, together with the job title, hire date, and termination date of each such former employee. The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the 90-day period preceding the date hereof, no employee of the Company has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.

(e) To the knowledge of the Company, no employee of the Company or any Contractor is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way prohibits, adversely affects or restricts the performance of such employee’s or such Contractor’s duties. Each current and former employee of the Company and each current and former Contractor has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company vesting all rights in work product created by the employee or Contractor during the employee’s employment or the Contractor’s affiliation with the Company.

(f) The Company has, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the employees of the Company due to be paid through the Closing Date.

(g) The Company has properly classified, pursuant to the Code and any other applicable Laws, all Contractors used by the Company during the six-year period immediately preceding the date hereof, and no such individual shall have a valid claim against the Company for eligibility to participate in or benefits under any Company Employee Benefit Plans if such individual is later reclassified as an employee of the Company. The Company does not have any “leased employees” within the meaning of Section 414(n) of the Code.

(h) No written, or to the knowledge of the Company, oral allegations of sexual harassment have been made against any director, officer or employee of the Company (whether or not such allegation relates to such director’s service or such officer or employee’s employment with the Company). The Company has not entered into any settlement agreements related to allegations of sexual harassment or other misconduct by a director, officer or employee of the Company.

SECTION 4.13. Opinion of Financial Advisor. The Company Board has received the oral opinion of Centerview Partners LLC, to be subsequently confirmed by delivery of a written opinion, that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Stock Merger Consideration to be paid to the Company Common Stockholders (other than the holders of Excluded Shares and any shares of Company Common Stock held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company.

SECTION 4.14. Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Tax Returns required to be filed with respect to the Company have been timely filed when due, (ii) all Tax Returns filed by or with respect to the Company are accurate and complete in all respects, (iii) all Taxes of the Company that are due have been paid in full, and the Company has made adequate provision in accordance with GAAP for all accrued Taxes not yet due, and (iv) no extension or waiver of the statute of limitations with respect to the time to assess Taxes of the Company has been granted, which grant remains in effect, or has been requested where such request remains currently pending.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claims or deficiencies have been asserted against the Company as a result of examinations by any Taxing Authority and no issue has been raised by any examination conducted by any Taxing Authority that, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Any deficiency resulting from any audit or examination relating to Taxes of the Company by any Taxing Authority has been paid or is being contested in good faith and in accordance with applicable Law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP.

(c) There is no audit, examination or other proceeding (including any refund litigation, deficiency, proposed adjustment or other matter in controversy) now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any amount of Taxes or any Tax Return.

(d) There are no Liens on any of the assets, rights or properties of the Company with respect to Taxes, other than Permitted Liens.

(e) The Company has not been a party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction under any corresponding provision of state, local or foreign Law.

(f) The Company has not ever entered into any joint venture, partnership or other arrangement that could reasonably be treated as a partnership for United States federal, state, local, or foreign Tax purposes.

(g) The Company is not, and has never been, a United States shareholder (within the meaning of Section 951(b) of the Code) of any entity that is a controlled foreign corporation (within the meaning of Section 957 of the Code) or a direct or indirect shareholder of any passive foreign investment company (within the meaning of Section 1297(a) of the Code).

(h) The Company is not party to any Tax Sharing Agreement.

(i) No claim has been made by any Governmental Authority in a jurisdiction in which the Company does not file a Tax Return to the effect that the Company is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(j) The Company will not be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any Tax period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a Tax period (or portion thereof) ending prior to the Closing; (ii) closing agreement as described in Section 7121 of the Code executed prior to the Closing; (iii) change in method of accounting adopted prior to the Closing; (iv) open transaction disposition entered into prior to Closing; (v) prepaid amount received prior to Closing or (vi) application of Sections 951, 951A, 956 or 965 of the Code or any related provisions applicable to controlled foreign corporations under U.S. federal, state, local or any foreign Tax Law. The Company has not made an election under Section 965(h) of the Code.

(k) The Company has not entered into a closing agreement pursuant to Section 7121 of the Code or any material closing agreement under any similar provision of state, local or foreign applicable Law. There is no request for a private letter ruling, technical advice memorandum or similar document with respect to the Company now pending with the IRS. The Company has made available to Parent accurate and complete copies of all private letter rulings, technical advice memoranda and similar documents received by the Company from the Internal Revenue Service since the formation of the Company.

(l) The Company has not been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Company). The Company has not been notified in writing that it will be required to incur any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), by contract, as a transferee or successor, or otherwise.

(m) The Company has duly and timely withheld, collected, paid and reported to the proper Governmental Authorities all Taxes required to have been withheld, collected, paid or reported and complied in all material respects with all information collection and record maintenance provisions in relation thereto under applicable Tax Law.

(n) The Company has not ever (i) constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or 361 of the Code within the past three years or (ii) been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(o) For purposes of this Section 4.14, all representations and warranties made with respect to the Company are equally made with respect to any predecessors of the Company and any former Subsidiaries of the Company, if any (with respect to all applicable periods during or with respect to which such Subsidiaries were, or were treated as, Subsidiaries of the Company under applicable Tax Laws).

SECTION 4.15. Environmental Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company is, and since January 1, 2021 has been, in compliance with all applicable Environmental Laws. There are no pending or, to the knowledge of the Company, threatened, Proceedings, Judgments, requests for information, or written notices relating to the Company or any property currently or formerly leased, operated or used by the Company, alleging that the Company is in non-compliance with or has liability under any Environmental Law.

(ii) There has been no release by the Company, or for which the Company would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company which, in each case, would reasonably be expected to result in liability to the Company under applicable Environmental Laws. The Company has not generated, treated, stored, disposed of, arranged for the disposal of, transported, released, or otherwise handled any Hazardous Substances in a manner that would reasonably be expected to give rise to any liability to the Company under applicable Environmental Laws.

(b) The Company has not contractually assumed any material liability of another Person arising under Environmental Laws other than any indemnities in Material Contracts or leases for real property.

(c) The Company has made available to Parent all Phase I and Phase II reports and other material environmental, occupational health and safety, or industrial hygiene records and assessments, including all reports, analyses or modelling of risk of accidental or catastrophic releases of any Hazardous Substances required under Environmental Laws, environmental remedial and investigation reports, brownfields agreements, environmental sampling reports, environmental compliance audits, and environmental permits, that are in the possession of the Company.

SECTION 4.16. Compliance.

(a) The Company is, and, to the knowledge of the Company and to the extent related to any Company Product, its Collaboration Partners are, and since January 1, 2021 have been, in material compliance with all Laws applicable to the Company or such Collaboration Partner or by which any of their respective properties or other assets or any of their businesses or operations are bound. Since January 1, 2021, neither the Company nor, to the knowledge of the Company, its Collaboration Partners to the extent related to any Company Product, have received any written notice or other written communication from any Governmental Authority of any violation or any investigation with respect to any such Law.

(b) The Company and, to the knowledge of the Company and to the extent related to any Company Product, its Collaboration Partners, possesses all material registrations, licenses, franchises, permits, exemptions, clearances, certificates, approvals, consents and authorizations, and supplements or amendments to, the foregoing (collectively, “Authorizations”) from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, necessary for the lawful conduct of their respective businesses as now conducted. All such Authorizations are in full force and effect, the Company and, to the knowledge of the Company and to the extent related to any Company Product, its Collaboration Partners, are in compliance in all material respects with the terms of all Authorizations, and since January 1, 2021, the Company has not, and, to the knowledge of the Company and to the extent related to any Company Product, its Collaboration Partners have not, received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Authorization. The consummation of the Transactions, in and of itself, will not cause the revocation, termination or cancellation of any Authorization, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.17. Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) Patents; (ii) Trademarks; (iii) domain name registrations and applications (both gTLDs and ccTLDs) and social media identifiers and (iv) Copyrights that, in each case, clauses (i) through (iv), are either owned or purported to be owned (wholly or jointly with others) by, or exclusively licensed to, the Company (collectively, “Company Registered IP”). For each item of Company Registered IP, Section 4.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of: (1) all jurisdictions in which such Intellectual Property is registered, issued or granted or have been applied for and, in the case of any domain names, the registrar through which such domain name has been registered; (2) all registration, issuance, grant, serial and application numbers, as applicable; (3) all filing, registration, issuance and grant dates, as applicable; and (4) the legal (and, if different, record) owner(s) thereof and, if co-or jointly-owned, all co-or joint-owner(s). All Company Registered IP that is registered or has been issued or granted is valid, enforceable, subsisting and in full force and effect and all Company Registered IP that is the subject of a pending application for registration, issuance or grant is subsisting.

(b) (i) None of the Owned Company Intellectual Property has been or currently is the subject of any pending Proceeding; (ii) to the knowledge of the Company, none of the material Non-Owned Company Intellectual Property has been or currently is the subject of any pending Proceeding and (iii) to the knowledge of the Company, none of the Owned Company Intellectual Property and none of the material Non-Owned Company Intellectual Property has been or currently is the subject of any threatened Proceeding (including, in each case, clauses (i) through (iii), with respect to Patents, inventorship challenges, post-grant review proceedings, inter partes review proceedings, derivation proceedings, interferences, reexaminations and pre- and post-grant oppositions, and, with respect to Trademarks, invalidity, nullity, opposition, cancellation, concurrent use, reexamination, expungement or similar Proceeding). No Owned Company Intellectual Property and, to the knowledge of the Company, no material Non-Owned Company Intellectual Property has been or currently is the subject of any Judgment restricting the Company’s rights in, to and under such Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any such Company Intellectual Property or triggering any additional payment obligations with respect to any such Company Intellectual Property.

(c) (i) The Company (1) solely and exclusively held the right to claim priority to each of the Patents within the Owned Company Intellectual Property at the respective times that the Patents were filed; (2) solely and exclusively owned each of the Patents within the Owned Company Intellectual Property at the respective times that the Patents were filed and (3) is the sole and exclusive owner of all Owned Company Intellectual Property; (ii) all Owned Company Intellectual Property is free and clear of all Liens, except for Permitted Liens and (iii) the Owned Company Intellectual Property and the Exclusively Licensed Intellectual Property constitute all of the Intellectual Property that is material and necessary to operate and conduct the business of the Company as such business is currently operated and conducted and as such business is currently contemplated to be operated and conducted.

(d) Neither the Company nor, to the knowledge of the Company, any Third Party licensor of Exclusively Licensed Intellectual Property, is party to any Contracts with any Third Parties that materially limit or materially restrict use of the Company Intellectual Property by the Company or that require any payments for such use. The Company has not entered into any Contract granting another Person, or permitting another Person to retain, with respect to any (i) Owned Company Intellectual Property or (ii) Exclusively Licensed Intellectual Property, the right (1) to bring any infringement, misappropriation or other enforcement actions with respect to, or otherwise to enforce, any such Company Intellectual Property; (2) to defend any claim of infringement, misappropriation or other violation arising from the practice or other exploitation of any such Company Intellectual Property (or pursuant to which the Company expressly agrees to indemnify any Person against any such claim) or (3) to control the prosecution of any such Company Intellectual Property.

(e) To the knowledge of the Company, there has been no unauthorized use, or infringement, misappropriation or other violation, by any Third Party of any Company Intellectual Property.

(f) To the knowledge of the Company, the conduct of the business of the Company as such business has been conducted, as it currently is being conducted or as it currently is contemplated by the Company to be conducted, including with respect to any Company Product whether or not yet commercialized, has not and does not presently, infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary rights of any Third Party. The Company has not received any notice from any Third Party (including any unsolicited written offer to license such Third Party’s Intellectual Property or any request for indemnification) claiming or alleging infringement, misappropriation or other violation of such Third Party’s Intellectual Property.

(g) All issuance, renewal, maintenance and other necessary payments that have become due with respect to any Owned Company Intellectual Property and, to the knowledge of the Company, with respect to any Exclusively Licensed Intellectual Property, in each case, have been timely paid in full. All documents and other material required to be filed with respect to the Owned Company Intellectual Property and, to the knowledge of the Company, with respect to any Exclusively Licensed Intellectual Property, in each case, for the purposes of maintaining such Company Intellectual Property have been filed in a timely manner. Each of the Patents included in the Company Registered IP that is Owned Company Intellectual Property and, to the knowledge of the Company, that is Non-Owned Company Intellectual Property, in each case, properly identifies each inventor of the claims thereof as determined in accordance with the applicable Law of the jurisdiction in which such Patent is issued or is pending, or, in the case of abandoned Patents, was pending.

(h) The Company has taken commercially reasonable measures to protect, preserve and maintain the secrecy, confidentiality and value of all Know-How and all other confidential and non-public data and other information included within the Company Intellectual Property.

(i) The Company has (i) caused each Person who was or is involved in the creation or development of any Intellectual Property as an employee of, or as a Contractor to, the Company to execute a binding and enforceable written agreement which includes provisions sufficient to ensure that the Company is the exclusive owner of any and all Intellectual Property created or developed by such Person within the scope of, or resulting from, their employment with the Company and, in the case of such Contractor, from the services such Contractor performs for the Company, and (ii) caused all employees and other Persons with access to any non-public Company Intellectual Property to execute a binding and enforceable written confidentiality agreement that includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interests of the Company with respect to such Company Intellectual Property. No current or former employee of the Company or, to the knowledge of the Company, current or former Contractor owns any right, title, or interest in or to any Intellectual Property created or developed by such employee or Contractor during their employment or other engagement with the Company, and the Company has not received any written notice or claim to the contrary. To the knowledge of the Company, there has been no unauthorized disclosure of any non-public Company Intellectual Property to any employee or other Person who has not executed a binding and enforceable written confidentiality agreement, as described in clause (ii) of this Section 4.17(i).

(j) To the knowledge of the Company, the Company has complied with any and all obligations pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., or other similar obligations under the Laws of any jurisdiction, including with respect to any Patents that are part of the Company Intellectual Property. No Company Intellectual Property has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Authority or institution of higher learning.

(k) Section 4.17(k) of the Company Disclosure Letter sets forth an accurate and complete list of (i) all licenses, sublicenses, rights, interests and options granted by the Company to any Third Party with respect to any Company Intellectual Property (including coexistence agreements, prior rights agreement, rights of first refusal, rights of last refusal, covenants not to sue, immunities from suit and rights to indemnification), other than non-disclosure agreements or non-material and non-exclusive licenses granted by the Company to advertising agencies, vendors and other similar contractors in the ordinary course of business consistent with past practices, and (ii) all licenses, sublicenses, rights, interests and options granted by any Third Party to the Company with respect to any Intellectual Property material to the business of the Company or applicable to any Company Product or field of use, other than (1) licenses to generally commercially available software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreements and (2) non-material agreements in which the grants of rights to use Intellectual Property are non-exclusive and incidental to and not material to performance under the agreement. Other than pursuant to a Contract set forth in Section 4.17(k) of the Company Disclosure Letter, there are no royalties, license fees, honoraria or other payment obligations of the Company, excluding maintenance fees payable to Governmental Authority, with respect to any of the Non-Owned Company Intellectual Property.

(l) To the knowledge of the Company, the Company has not received any written opinions from counsel with respect to the validity, invalidity, enforceability, unenforceability, non-infringement or infringement of any Company Intellectual Property.

(m) None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company of its obligations hereunder conflicts or will conflict with, or alters or impairs or will alter or impair, any of the Company’s rights in, to and under any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope, or effectiveness of any such Company Intellectual Property or will alter any, or trigger any additional, royalties, license fees, honoraria or other payment obligations of the Company.

SECTION 4.18. Material Contracts.

(a) Section 4.18(a) of the Company Disclosure Letter contains an accurate and complete list of the following Contracts (excluding Company Employee Benefit Plans, except for clause (i) below, which Contracts described in clause (i) below, for clarity, shall be included in the definition of Material Contracts) to which the Company is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, together with each Contract required to be listed in Section 4.17(k) of the Company Disclosure Letter, each Contract required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and each Contract entered into from the date hereof and prior to the Closing that would be required to be listed in Section 4.18(a) or Section 4.17(k) of the Company Disclosure Letter if such Contract was in existence as of the date hereof, a “Material Contract”):

(i) each Contract the terms of which obligate or may in the future obligate the Company to make any severance, termination or similar payment to any current or former employee or pursuant to which the Company may be obligated to make any retention bonus or similar payment to any current or former employee;

(ii) each Contract (1) materially limiting the freedom or right of the Company to engage in any line of business or compete with any other Person in any geographic area; (2) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations; (3) granting any right of first refusal, right of first offer, right of negotiation or similar right with respect to any material assets or business of the Company or (4) containing any other term, condition or clause that individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of the Company;

(iii) each Contract that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company;

(iv) each Lease under which the Company leases, subleases, licenses or sublicenses any real property (whether as lessor or lessee);

(v) each Contract not otherwise disclosed pursuant to this Section 4.18 requiring payment by or to the Company of more than an aggregate of $1,000,000 for the year ended December 31, 2023;

(vi) each Contract for (1) the disposition of any material assets or business of the Company, (2) the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise) or (3) related to any disposition or acquisition of material assets or business of the Company that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);

(vii) each Contract for any joint venture, partnership, strategic alliance, collaboration, material research or material development project or similar arrangement;

(viii) each Contract relating to HPN328 or HPN217 that is material to the portion of the Company’s business related to such Company Product and each material Contract relating to any other Company Product, in each case, (1) that relates to the research, testing, clinical trial, development, commercialization, manufacture, marketing, importation, exportation, sale, distribution, or supply of such Company Product or (2) under which clinical, preclinical or non-clinical data relating to such Company Product is or may be generated;

(ix) each Contract (other than trade debt or letters of credit incurred in the ordinary course of business consistent with past practice) related to indebtedness for borrowed money or any guarantees thereof or the granting of Liens over the property or assets of the Company (other than Permitted Liens);

(x) each Contract under which the Company has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than investments in marketable securities in the ordinary course of business consistent with past practice);

(xi) each Contract containing a standstill or similar obligation of the Company to a Third Party;

(xii) each Contract containing continuing obligations or interests involving (1) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones or (2) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of the Company or any Company Product;

(xiii) each Contract with any Governmental Authority; and

(xiv) each stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or any Contract relating to the exercise of any voting rights with respect to any Company Securities.

(b) Each of the Material Contracts is legal, valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and, to the knowledge of the Company, of each other party thereto, subject to the Bankruptcy and Equity Exception. The Company is not in default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company. To the knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder of such other party. As of the date hereof, the Company has not received or given any written notice of termination or cancellation under any Material Contract or received or given any written notice of breach or default in any material respect under any Material Contract, which breach has not been cured. The Company has made available to Parent accurate and complete copies of all of the Material Contracts.

SECTION 4.19. Regulatory Matters.

(a) All activities of the Company, and, to the knowledge of the Company and to the extent relating to any Company Product, its Collaboration Partners are being, and since January 1, 2021 have been, conducted in compliance in all material respects with all applicable Healthcare Laws. Neither the Company nor, to the knowledge of the Company, any of its

Collaboration Partners (to the extent relating to a Company Product) has since January 1, 2021 received any written notice or other written communication (including a warning, untitled, or notice of violation letter or FDA Form 483) from the FDA or any other Governmental Authority, or any institutional review boards, privacy boards, data safety monitoring boards or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Company Product in any jurisdiction (a “Review Board”), alleging any such violation of any Law with respect to such activities involving a Company Product.

(b) All animal studies or other preclinical tests performed as the basis for any submission to the FDA or other comparable Governmental Authority, filed under an Investigational New Drug Application (“IND”) or other foreign equivalent (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 C.F.R. Part 58 or any applicable comparable state or foreign Law (“GLP”) or (ii) involved experimental research techniques that would not be performed by a registered GLP testing laboratory and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company. The Company has materially complied with the applicable provisions of the Animal Welfare Act Amendments of 1976 (7 U.S.C. 2131 et seq.) and any applicable comparable state or foreign Laws. Neither the Company nor, to the knowledge of the Company, any Collaboration Partner executing a preclinical study of a Company Product has received any written notice or other written communication from a Governmental Authority or a Review Board requiring the termination or suspension or material modification of any preclinical study with respect to any Company Product.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth an accurate and complete listing of all material preclinical and human clinical trials, together with the dates and titles of such trials, previously or currently undertaken or sponsored by or on behalf of the Company, or to the knowledge of the Company, any Collaboration Partner, and any third-party investigator for whom the Company provides material or financial support for any such clinical trial, in each case, with respect to any Company Product. To the knowledge of the Company, accurate and complete copies of all material data, material reports and other material documentation with respect to such preclinical and clinical trials have been made available to Parent. The Company has made available to Parent an accurate and complete copy of any material correspondence, meeting minutes and other material communications between the Company and the FDA, any other Governmental Authority or any Review Board, in each case, regarding such preclinical and clinical trials or any Company Product, and all material manufacturing and analytical reports.

(d) All human clinical trials with respect to any Company Product conducted by or on behalf of the Company or, to the knowledge of the Company, any Collaboration Partner have been, and are being, conducted in material compliance with all applicable Healthcare Laws, including the applicable requirements of the FDCA, the PHSA, including any applicable requirements pertaining to Good Clinical Practice, Informed Consent, Institutional Review Boards (as those terms are defined in the FDCA or its implementing regulations), all applicable requirements relating to clinical trials or the protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56, and 312, as well as the International Conference on Harmonization Guideline E6, and all applicable comparable state or foreign Laws, including by filing annual and periodic reports, amendments and safety reports for the Company Products required to be made to any Regulatory Authority. Neither the Company nor, to the knowledge of the Company, any Collaboration Partner executing a preclinical or clinical study of a Company Product, has received any written notice that the FDA, any Review Board, or any domestic or foreign Governmental Authority, has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial sponsored by or on behalf of the Company, any action to suspend or terminate any IND in the United States or other foreign equivalent documents sponsored by or on behalf of the Company or otherwise restrict the clinical study of any Company Product.

(e) With respect to any clinical trial of a Company Product conducted by or on behalf of the Company or, to the knowledge of the Company, any Collaboration Partner filed under an IND, or other foreign equivalent, (1) all such clinical trials have been properly registered in compliance in all material respects with all applicable Laws and (2) the results of all such clinical trials have been disclosed in accordance with such Laws, in each case, including 42 C.F.R. Part 11, to the extent applicable.

(f) All data with respect to the Company Products has been generated, analyzed, reviewed, appropriately disclosed and stored in compliance in all material respects with applicable Healthcare Laws. The Company has instituted and maintain policies and procedures reasonably designed to ensure the integrity of data generated or used in relation to the research, testing, development, use, handling, packaging, storage, safety, efficacy, reliability or manufacturing of the Company Products and to encourage employees to report any compliance issues related thereto, and the Company has made available copies or written summaries of any such reports, to the extent applicable.

(g) All manufacturing operations with respect to any Company Product conducted by or for the benefit of the Company or, to the knowledge of the Company, any Collaboration Partner, have been and are being conducted, as may be applicable, in accordance, in all material respects, with the FDA’s current Good Manufacturing Practice requirements for drug products, as those requirements are set forth in FDA regulations at 21 C.F.R. Parts 210 and 211, and all comparable foreign Laws. The Company and, to the knowledge of the Company, each Collaboration Partner is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all comparable foreign Laws with respect to each Company Product. The Company has made available to Parent copies of any and all written notices of inspectional observations, Regulatory Authority establishment inspection reports and any other material documents received by the Company from any Regulatory Authority relating to a Company Product.

(h) The Company and, to the knowledge of the Company, each Collaboration Partner executing a preclinical study or clinical study, or engaged in the manufacture, of a Company Product, has timely filed with the applicable Regulatory Authority for all permits (including, for the avoidance of doubt, all INDs or their foreign equivalents), required by the FDA under the FDCA and PHSA and all permits of any other applicable Governmental Authority, in each case, as necessary in accordance with applicable Law. All filings, declarations, listings, registrations, applications, notifications, submissions, supplements, notices, correspondence, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for, or submitted in connection with, any plan to conduct clinical trials with respect to any Company Product, when submitted to the applicable Regulatory Authority, were accurate and complete in all material respects as of the date of submission and any required material updates, changes, corrections or modification to such applications or submissions have been timely submitted to the applicable Regulatory Authority.

(i) Neither the Company nor, to the knowledge of the Company, any Collaboration Partner, is currently marketing, distributing, selling or otherwise commercializing, or has ever marketed, distributed, sold or otherwise commercialized, any Company Product, whether in or outside the United States.

(j) The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority. To the knowledge of the Company, no Collaboration Partner is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority to which any Company Product is subject.

(k) The Company has not received any written notice, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information from any Governmental Authority pending or in effect against the Company or any of its officers and employees concerning noncompliance with Healthcare Laws with regard to promotion of the Company Products.

(l) None of the Company, any officer, director, managing employee of the Company or, to the knowledge of the Company and to the extent relating to execution of any preclinical or clinical study of any Company Product, any Collaboration Partner: (i) has (1) been placed under or otherwise made subject to or (2) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any comparable foreign Governmental Authority to invoke a similar policy; (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, TRICARE or any similar government health care program (collectively, “Federal Health Care Programs”) or any similar program by a foreign Governmental Authority; (iii) has been subject to, or suspended or debarred or convicted of any crime that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in any Federal Health Care Program, or otherwise under 21 U.S.C. Section 335a or any similar state or foreign Law; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code or any similar foreign Law; (v) been entered on, or engaged in any conduct that would reasonably be expected to result in entry on, on any of the FDA Clinical Investigator enforcement lists, including the Disqualified/Totally Restricted List, the Restricted List or the Adequate Assurances List or any similar list by a foreign Governmental Authority; or (vi) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or the List of Excluded Individuals/Entities published by the Department of Health and Human Services

Office of Inspector General or any similar list by a foreign Governmental Authority. No Proceeding that would reasonably be expected to result in debarment or exclusion are pending or threatened in writing against the Company or, to the knowledge of the Company, any of its officers, employees, agents or Collaboration Partners.

SECTION 4.20. Real Property.

(a) The Company does not own, and has not ever owned, any real property.

(b) Each lease, sublease, license, sublicense or any other instrument (each, a “Lease”) under which the Company leases, subleases, licenses or sublicenses any real property (each, “Leased Real Property”), or under which it has assigned such a lease, sublease or license, is valid and in full force and effect. The Company has not received written notice that the Leased Real Property as currently used, occupied and operated, constitutes a nonconforming use under any applicable building, zoning, subdivision or similar Law applicable to, or any restrictive covenant affecting, the Leased Real Property. The Company has not received any written notice of any pending or threatened condemnation Proceeding with respect to any Leased Real Property, and neither the whole or any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired. No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the Leased Real Property other than the Company, and no Person, other than the Company, is in possession of any Leased Real Property.

SECTION 4.21. Insurance. There is no material claim by the Company pending under any of the material insurance policies of the Company that are currently in effect (the “Insurance Policies”) or under policies that were previously in effect. All Insurance Policies are in full force and effect. To the knowledge of the Company, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would reasonably be expected to constitute such a breach or default under, or permit rescission or termination of, any of such Insurance Policies. No written notice of rescission, cancellation, termination, nonrenewal or material modification has been received with respect to any such Insurance Policy, except for customary notices of cancellation in advance of scheduled expiration.

SECTION 4.22. Affiliate Transactions. No (i) present or former officer or director of the Company; (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent or more of the shares of Company Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any of its properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since January 1, 2023.

SECTION 4.23. Takeover Provisions. Assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 5.7, the Company Board has taken and will take all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Provisions are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and the timely consummation of the Merger and any other Transaction and will not restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a Stockholder. No “fair price,” “moratorium,” “control share acquisition” or other similar Takeover Provisions or any anti-takeover provision in the Company Charter Documents is, or at the Effective Time will be, applicable to the Company Securities, the Merger or the other Transactions.

SECTION 4.24. Assets. The Company has good and marketable title to, or good and valid leasehold interests in, all of the material tangible assets reflected as owned, leased or used by it on the most recent consolidated balance sheet of the Company contained in the Company SEC Documents filed prior to the date hereof (except for properties or assets that have been sold or disposed of in the ordinary course of business since the date of such balance sheet) free and clear of any Liens, except for Permitted Liens.

SECTION 4.25. Books and Records. Since January 1, 2021, the books and records of the Company have been maintained in accordance with GAAP (to the extent applicable) and any other applicable Law and accounting requirements, in each case, in all material respects.

SECTION 4.26. Anti-Corruption Compliance. Neither the Company, nor any officer, director or employee of the Company nor, to the knowledge of the Company, any other Representative acting at the direction of or on behalf of the Company, directly or indirectly, (a) has violated or is violating in any respect any Laws applicable to the Company concerning or relating to bribery, corruption, ethical business conduct, fraud, money laundering, political contributions, gifts and gratuities or improper payments, including, as applicable, the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 and Laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “Anti-Corruption Laws”), (b) has made, offered, authorized, facilitated or promised any unlawful payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Person for the purpose of securing an unlawful advantage, inducing the recipient to violate an official duty, reward the recipient for an unlawful advantage already given, or for any other improper purpose, even if the payment, gift or hospitality was given to (i) any officer or employee of any Governmental Authority; (ii) any officer or employee of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled medical facility; (iii) any officer or employee of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above or (v) any political party, party official or candidate for political office (each, a “Government Official”), in each case in violation of Anti-Corruption Laws; (c) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (d) is, or has been, under administrative, civil or criminal investigation, indictment, suspension, debarment, or audit by any Governmental Authority, in connection with alleged or possible violations of any Anti-Corruption Laws; or (e) has received written notice from, or made a voluntary disclosure to, the United States Department of Justice, the SEC, the UK Serious Fraud Office or any other Governmental Authority regarding alleged or possible violations of any Anti-Corruption Laws. None of the Representatives of the Company are themselves Government Officials.

SECTION 4.27. Data Protection.

(a) Since January 1, 2021, the Company has complied in all material respects with all Laws, Contracts to which the Company is a party or otherwise bound, and all privacy policies published by the Company (including any privacy notices within an informed consent form) (collectively, “Data Protection and Information Security Requirements”) with respect to the collection, use, disclosure, or other processing of Personal Data or with respect to the safeguarding of IT Assets or cyber security. Since January 1, 2021, the Company has provided all requisite notices and obtained all required consents that are required under applicable Data Protection and Information Security Requirements for the processing of Personal Data in connection with the Company’s conduct of business as currently conducted. The Transactions will comply in all material respects with all Data Protection and Information Security Requirements.

(b) The Company has implemented and maintains a documented written information security program and have commercially reasonable organizational, administrative, physical and technical safeguards designed to secure any Personal Data and IT Assets from unauthorized access, acquisition, interruption, alteration, modification, use or other processing, or any other compromise of confidentiality, integrity or availability of Personal Data or the IT Assets (any such incident, a “Security Incident”). To the Company’s knowledge, since January 1, 2021, there have not been any Security Incidents or claims related to Security Incidents. The Company has timely remediated and addressed any and all audit or assessment findings identified as “critical” relating to cyber security, privacy, or data protection practices.

(c) All IT Assets used by the Company are (i) owned by the Company; (ii) currently in the public domain or otherwise available to the Company without the approval or consent of any Person or (iii) licensed or otherwise used by the Company pursuant to terms of valid, binding written agreements. Such IT Assets operate and perform in a manner that permits the Company to conduct its business as currently conducted in all material respects and, to the knowledge of the Company, since January 1, 2021, no Person has gained unauthorized access to the IT Assets.

(d) Neither the Company nor, to the knowledge of the Company, any Collaboration Partners is a “covered entity” or “business associate” as those terms are defined at 45 C.F.R. § 160.103. Since January 1, 2021, the Company is not in violation of the applicable portions of the administrative simplification provisions of Health Insurance Portability and Accountability Act or the regulations contained in 45 C.F.R. Parts 160 and 164, if applicable.

(e) Neither the Company, nor, to the knowledge of the Company, any Third Party acting on behalf of the Company, has, since January 1, 2021, received any: (i) written notice of an investigation into compliance with, or a complaint alleging non-compliance with, Data Protection and Information Security Requirements; or (ii) written claim for compensation for loss relating to compliance with Data Protection and Information Security Requirements or unauthorized collection, processing or disclosure of Personal Data.

(f) The Company has contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Data and IT Assets, including any terms required under applicable Laws relating to privacy or data protection; and terms to safeguard any applicable Personal Data and IT Assets against compromise. The Company has taken reasonable measures to ensure that Third Party Service Providers have complied with their contractual obligations.

SECTION 4.28. Sanctions.

(a) The Company, its officers, directors and employees and, to the knowledge of the Company, any other Representatives acting at the direction of or on behalf of the Company, are and have been for the past five years in compliance with all U.S. and applicable non-U.S. export and import controls, economic and trade sanctions, customs requirements and antiboycott Laws and regulations, including, as applicable, U.S. economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations administered and enforced by the U.S. Department of Commerce’s Bureau of Industry and Security, Section 999 of the Code, the U.S. customs regulations administered by the U.S. Department of Homeland Security’s Customs and Border Protection and the Foreign Trade Regulations (collectively, “Trade Controls”).

(b) None of the Company, any officer, director or employee of the Company or, to the knowledge of the Company, any other Representative acting at the direction of or on behalf of the Company, is a Person that is (i) identified on a U.S. governmental restricted party list maintained under Trade Controls or otherwise the target of sanctions or restrictions under Trade Controls, (ii) 50% or greater owned or controlled (as relevant under applicable sanctions Laws) by any such Person(s) described in clause (i) or (iii) located, organized or ordinarily resident in, or a blocked national of, a country or region that itself is the subject of comprehensive sanctions under Trade Controls (currently Cuba, Iran, North Korea, Syria and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

(c) There have been no claims, complaints, charges, investigations, voluntary or directed disclosures, administrative subpoenas or proceedings under Trade Controls involving the Company, and, to the knowledge of the Company, there are no pending or threatened claims or investigations involving the Company with respect to suspected or confirmed violations of Trade Controls.

SECTION 4.29. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities or condition (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations and warranties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.1. Organization. Each of Parent and Merger Sub is (a) a corporation duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of incorporation and (b) has all requisite corporate power and authority to carry on its business as now conducted.

SECTION 5.2. Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 5.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject in each case to the Bankruptcy and Equity Exception.

(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions, or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub; (ii) assuming compliance with the matters referred to in Section 5.3(c), conflict with or result in a violation or breach of any applicable Judgment or any provision of any applicable Law; (iii) assuming compliance with the matters referred to in Section 5.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or termination under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding upon Parent or Merger Sub or any Authorization affecting, or relating in any way to, the assets or the business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing by or with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with and filings pursuant to Antitrust Laws, if any; (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws; (iv) compliance with any Nasdaq rules and (v) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.4. Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Common Stockholders and on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. On the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Company Common Stockholders and on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), the Proxy Statement (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 5.4 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information that was not supplied to the Company by Parent or Merger Sub or any of their Representatives for inclusion therein.

SECTION 5.5. Sufficient Funds. Parent has access to, and will cause Merger Sub to have, at the Effective Time and at the Closing, the funds necessary to consummate the Merger and the other Transactions, including payment in cash of the aggregate Merger Consideration on the Closing Date, and to pay all related fees and expenses required to be paid by Parent and Merger Sub under this Agreement.

SECTION 5.6. Proceedings. There is no Proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its controlled Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its controlled Affiliates is subject to any Judgment that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.7. Ownership of Company Common Stock. Neither Parent nor any of its Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of its Affiliates has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

SECTION 5.8. Broker’s or Finder’s Fees. Except for Evercore LLC (or any of its Affiliates), no agent, broker, investment banker, finder, Person or firm acting on behalf of Parent or any of its Affiliates or under Parent’s or any of its Affiliates’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from Parent or any of its Affiliates in connection with any of the Transactions.

SECTION 5.9. No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Agreement, none of Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of Parent and Merger Sub hereby disclaims any such other representations and warranties.

ARTICLE 6

COVENANTS

SECTION 6.1. Conduct of the Company.

(a) During the Pre-Closing Period, except (i) as set forth in Section 6.1(a) of the Company Disclosure Letter; (ii) as required or permitted by the express terms of this Agreement; (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed) or (iv) as required by applicable Law, the Company shall (A) conduct its business in the ordinary course consistent in all material respects with past practice, and (B) use commercially reasonable efforts to preserve intact its present business organizations and assets, maintain in effect all of its material Authorizations, keep available the services of its directors, officers, key employees and Contractors and maintain satisfactory relationships with Collaboration Partners and others having material business relationships with the Company.

(b) Notwithstanding Section 6.1(a), except to the extent set forth in Section 6.1(b) of the Company Disclosure Letter or required or permitted by the express terms of this Agreement or by applicable Law, the Company shall not, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i) sell, pledge, dispose of, assign, lease, sublease, license, sublicense, dedicate to the public, or otherwise transfer, abandon or permit to lapse, or create or incur any Lien on, any of the Company’s material assets (including any Owned Company Intellectual Property, Exclusively Licensed Intellectual Property, or other material Company Intellectual Property), securities, properties, interests or businesses, other than (a) (except in the case of any Company Intellectual Property) sales of obsolete equipment in the ordinary course of business consistent with past practice, (b) dispositions of marketable securities in the ordinary course of business consistent with past practice, or (c) non-exclusive grants of rights to use Company Intellectual Property that are incidental to and not material to performance under the applicable agreement, which agreement is entered into in the ordinary course of business consistent with past practice, such as a clinical trial agreement or a supply agreement that the Company enters into with a supplier;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice;

(iii) merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(iv) adopt or implement any stockholder rights plan or similar arrangement;

(v) amend, waive, rescind or otherwise modify the Company Charter Documents;

(vi) (1) split, combine or reclassify any shares of its capital stock; (2) establish a record date for, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for the accrual of dividends with respect to the Company Series A Preferred Stock in accordance with its terms as of the date hereof, or (3) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any Company Securities, other than (A) as required pursuant to the terms (as in effect as of the date hereof) of the Company Series A Preferred Stock, the Company Warrants or the Stock Plans and related award agreements or (B) any Company Securities withheld to cover taxes associated with the exercise of any Company Stock Option or settlement of any Company RSU that is outstanding on the date hereof or that is granted after the date hereof not in contravention of this Agreement;

(vii) (1) issue, sell, grant, or authorize any of the foregoing actions in connection with, any Company Securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options, Company Warrants or purchase rights under the ESPP or upon the settlement of Company RSUs, in each case, that are outstanding on the date hereof (or, in the case of the ESPP, made pursuant to elections in effect on the date hereof) or that are granted after the date hereof not in contravention of this Agreement in accordance with their terms on the date hereof; (2) amend any term of any Company Security (whether by merger, consolidation or otherwise) or (3) enter into any agreement with respect to the voting or registration of any Company Securities;

(viii) create, incur, assume, suffer to exist or otherwise become liable (whether directly, contingently or otherwise) with respect to any indebtedness for borrowed money or guarantees thereof, other than letters of credit to secure lease obligations in the ordinary course of business consistent with past practice, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than investments in marketable securities in the ordinary course of business consistent with past practice), or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested as of the date hereof, other than advances to its employees in the ordinary course of business consistent with past practice;

(x) except as required pursuant to an existing Company Employee Benefit Plan in effect on the date hereof or established after the date hereof not in contravention of this Agreement, (1) with respect to any director, officer or employee of the Company or any Contractor, (A) grant or increase any severance, change of control, retention, termination or similar pay, compensation, bonus or benefits, or amend any existing arrangement relating thereto, or (B) enter into any employment, consulting, severance, retention, change in control, termination, retirement, deferred compensation or other similar agreement (or amend or terminate any such existing agreement) other than entering into employment or consulting agreements with newly hired or engaged employees or Contractors in the ordinary course of business consistent with past practice; (2) establish, adopt or amend any Company Employee Benefit Plan, including any collective bargaining agreement except for changes made in the ordinary course of business that do not materially increase the costs related to a Company Employee Benefit Plan; (3) recognize any union, works council or similar employee representative with respect to any such individual; (4) enter into any trust, annuity or insurance Contract or similar Contract or take any other action to fund or otherwise secure the payment of any compensation or benefit; (5) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code or (6) hire or engage the services of any individual as a director, officer, employee or Contractor with an annual base salary or rate in excess of $100,000, in the ordinary course of business consistent with past practice, or terminate the service of any officer or employee other than for “Cause” (as defined in Section 6.1(b)(x) of the Company Disclosure Letter);

(xi) commence any new offering or offering period under the ESPP;

(xii) grant, amend or modify, or exercise any discretionary authority to accelerate the vesting of any awards under any Stock Plan;

(xiii) (1) forgive any loans to directors, officers, employees or any of their respective Affiliates or (2) enter into any transactions or Contracts with any Affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xiv) (1) waive, release, pay, discharge or satisfy any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; (2) accelerate or delay collection in any material respect of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (3) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect;

(xv) make any material change in the Company’s methods of accounting, except as required by GAAP, Regulation S-X of the Exchange Act or applicable rules and regulations of the SEC;

(xvi) (1) make, change or rescind any material Tax election; (2) change any annual Tax accounting period; (3) adopt or change any method of Tax accounting; (4) amend any income or other material Tax Returns; (5) file any claim for or surrender any right to claim a material refund of Tax (other than by reason of the passage of time); (6) extend the statute of limitations with respect to any income or other material Tax Return; (7) enter into any closing agreement with respect to any Tax of the Company; or (8) settle or compromise any material Tax claim, audit or assessment with respect to the Company;

(xvii) write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

(xviii) commence, compromise, settle, or offer or propose to settle, any Proceeding or other claim (except with respect to matters that involve the payment of monetary damages covered by insurance policies or otherwise not in excess of $250,000 in the aggregate and do not (1) include any other obligation to be performed by, or limitation upon, the Company, Parent, Merger Sub or their Affiliates that is, individually or in the aggregate, material to the Company, Parent, Merger Sub or their Affiliates or (2) result in any (A) imposition of equitable relief on, or the admission of wrongdoing by, the Company or (B) actual or potential violation of any Law);

(xix) (1) voluntarily terminate or cancel, assign, renew or agree to any material amendment of, material change in or material waiver under any Material Contract; (2) enter into any Contract that, if existing on the date hereof, would be a Material Contract or (3) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Material Contract; provided that this clause (xix) shall not prohibit or restrict the Company from entering into, renewing, amending, modifying or waiving any right under any Contract to the extent such entry, renewal, amendment, modification or waiver implements a transaction or action that is specifically permitted by any of the other subclauses of this Section 6.1(b);

(xx) incur or authorize any capital expenditures or any obligations or liabilities in respect thereof in an aggregate amount in excess of $250,000;

(xxi) convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders other than, to the extent required by applicable Law or a Judgment of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters;

(xxii) fail to keep in full force and effect any material Insurance Policies or replacement or revised provisions providing insurance coverage in a manner materially consistent with past practice with respect to the assets, operations and activities of the Company as are currently in effect;

(xxiii) (1) extend, amend, condition, restrict, waive, cancel, abandon, withdraw, fail to renew, permit to lapse, modify or otherwise alter any rights in or to any Company Intellectual Property in a manner that is adverse to the Company; (2) fail to diligently prosecute any material Patent application or to maintain any issued Patent, in each case, owned by the Company or fail to diligently prosecute or maintain any material Company Intellectual Property as to which the Company controls the prosecution or maintenance thereof, as applicable; (3) fail to renew (to the extent renewable at the option of the Company) or voluntarily terminate any Contract under which material Company Intellectual Property is licensed to the Company or (4) disclose to any Third Party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any trade secret of the Company that is included in the Company Intellectual Property in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company or in connection with any required regulatory filing;

(xxiv) (1) commence any clinical trial other than those set forth in Section 6.1(b)(xxiv) of the Company Disclosure Letter (it being agreed that the Company may take actions in preparation for the commencement of a clinical trial without violating this covenant); (2) unless mandated by any Governmental Authority, discontinue, terminate or suspend any ongoing clinical trial or (3) make any material change to, discontinue, terminate or suspend any ongoing IND-enabling preclinical study without first consulting Parent in good faith; or

(xxv) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

SECTION 6.2. Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable (and no later than 15 Business Days) after the date hereof, or such other date as mutually agreed by the parties in writing, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. Subject to Section 6.9(d) and Section 6.9(e), the Company and the Company Board shall include the Company Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Company agrees that the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Company Common Stockholders, at the time of the Stockholders’ Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference therein. Parent and Merger Sub agree that no information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Company Common Stockholders, at the time of the Stockholders’ Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments (written or oral) of the SEC or its staff with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff thereto, the Company (i) shall give Parent and its counsel a reasonable opportunity to review and comment on such document or response; (ii) shall consider any comments proposed by Parent in good faith and (iii) shall not file or mail such document, or respond to the SEC or its staff, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will cause the definitive Proxy Statement to be mailed at the earliest reasonably practicable date to the Company Common Stockholders entitled to vote at the Stockholders’ Meeting (and in any event no later than 20 days before the date of the Stockholders’ Meeting). If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall promptly notify the other party and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such information to the Company Common Stockholders. Except in connection with a Company Adverse Recommendation Change in accordance with Section 6.9(d) or (e), no amendment or supplement to the Proxy Statement shall be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Within two (2) Business Days after the date hereof (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act. The Company shall, as promptly as practicable after the date hereof, duly call, give notice of, convene and hold a meeting of its Company Common Stockholders for the purpose of obtaining the Requisite Company Vote (the “Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be no later than 35 days after (i) the 10th day after the preliminary Proxy Statement has been filed with the SEC (or if such date is not a Business Day, the next succeeding Business Day) if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if by such 10th day the SEC has informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement. The notice of such Stockholders’ Meeting shall state that a resolution to adopt this Agreement shall be considered at the Stockholders’ Meeting. Subject to a Company Adverse Recommendation Change in accordance with Section 6.9(d) or (e), the Company shall use its reasonable best efforts to solicit and obtain the Requisite Company Vote. The Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one day prior to the Stockholders’ Meeting, and on the day of, but prior to the Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote has been obtained. Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Stockholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Requisite Company Vote is unlikely to be obtained at the Stockholders’ Meeting, including due to an absence of a quorum, then subject to applicable Law, each of the Company and Parent shall have the right to require an adjournment or postponement of the Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such single adjournment or postponement shall delay the Stockholders’ Meeting by more than ten days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Stockholders’ Meeting if (1) the Company is required to postpone or adjourn the Stockholders’ Meeting by applicable Law, or (2) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Stockholders’ Meeting in order to give the Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (in each case so long as any such information or disclosure was made in compliance in all material respects with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Stockholders’ Meeting pursuant to this clause (2) on no more than two occasions and no such adjournment or postponement shall delay the Stockholders’ Meeting by more than ten days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the Outside Date. Except as required by applicable Law, in no event shall the record date of the Stockholders’ Meeting be changed without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, but subject to Section 6.9 and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 8.1, the Company agrees that its obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal or by any event constituting or that could constitute an Intervening Event. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been validly terminated pursuant to Section 8.1, (A) the Company shall submit this Agreement to the Company Common Stockholders for approval at the Stockholders’ Meeting and (B) the only matters to be voted upon at the Stockholders’ Meeting shall be the adoption of this Agreement and routine proposals required in connection with such vote (and not any other matters, including any Acquisition Proposal).

SECTION 6.3. Employee Matters.

(a) Until the end of the calendar year in which the Closing Date occurs, but not beyond the date on which a Continuing Employee’s employment with Parent (excluding other employment with Parent for which a Continuing Employee voluntarily applies), the Surviving Corporation, the Company or any of their respective Subsidiaries terminates (the “Continuation Period”), Parent agrees to provide, or to cause one of its Affiliates (including after the Closing, the Company) to provide, each individual employed by the Company immediately prior to the Closing who is retained by Parent (each, a “Continuing Employee”) with (i) the base salary or hourly wages and annual bonus targets that are, in each case no less favorable than those provided to the Continuing Employee immediately prior to the Closing, and (ii) employee benefits that are substantially comparable in the aggregate to either (in the discretion of Parent) (1) the employee benefits provided to the Continuing Employee immediately prior to the Closing or (2) employee benefits provided to similarly-situated employees of Parent and its Affiliates (in the case of either clause (1) or (2), excluding any equity, equity-based, change in control or severance benefits or any defined benefit retirement benefits). Nothing herein shall prevent Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) from terminating the employment of any Continuing Employee during the Continuation Period in compliance with applicable Law. In addition, Parent shall assume and honor, and shall cause the Surviving Corporation and their respective Affiliates to assume and honor, the terms of the Company’s severance guidelines outlined in Section 6.3(a) of the Company Disclosure Letter and provide the severance payments and benefits required thereunder to any applicable Continuing Employee that experiences a qualifying termination of employment during the Continuation Period, provided that (1) there shall be no duplication of benefits (it being understood that in no event shall the payment of any retention amounts, due under an arrangement in effect prior to the Closing, be duplicative of the payment of any severance amounts hereunder), (2) Parent may, in its discretion, condition any such severance payments on the execution and non-revocation of a release of claims (including by waiting until such release of claims is effective before initiating any such severance payments), and (3) the Parent may, in its discretion, accelerate any such severance payments (including by making payment in a single lump sum) to the extent there would be no adverse Tax consequences to the Continuing Employee under Section 409A of the Code. Parent hereby acknowledges that the occurrence of the Effective Time will constitute a “change in control” (or similar phrase) within the meaning of the Company Employee Benefit Plans set forth in Section 4.11(a) of the Company Disclosure Letter that contain provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(b) Following the Effective Time, Parent will, subject to applicable Laws, give each Continuing Employee full credit for prior service with the Company for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for purposes of benefit accrual, except for vacation and severance, as applicable); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs or any defined benefit plan maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time. In no event shall anything contained in this Section 6.3(b) result in any duplication of benefits for the same period of service. In addition, Parent shall use commercially reasonable efforts to (i) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company applicable to such Continuing Employee prior to the Effective Time and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c) (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time; (ii) Parent or its Affiliates may revise, amend or terminate any Company Employee Benefit Plan or any other employee benefit plan, program or policy in effect from time to time and (iii) nothing in this Agreement shall be construed as an amendment of any Company Employee Benefit Plan or any employee benefit plan, program or policy of Parent and its Affiliates.

(d) The provisions of this Section 6.3 shall in no event apply to any employee of the Company whose employment has been terminated prior to the Effective Time and who is later employed by Parent, the Surviving Corporation or any of their respective Affiliates.

(e) The parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the Transactions.

(f) Unless otherwise requested in writing by Parent, no later than seven days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall take actions necessary to terminate (or if such plan is a multiple employer plan terminate the Company’s participation in) any Company Employee Benefit Plan intended to include a Code section 401(k) arrangement, such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. The Company shall provide Parent with evidence that such plan has been terminated (or if such plan is a multiple employer plan, the Company’s participation has been terminated) (the form and substance of which shall be subject to reasonable review and comment by Parent).

(g) If requested by Parent at least 10 days prior to the Closing Date, the Company shall take all actions necessary to terminate the Company’s participation in any Company Employee Benefit Plan that is a health, welfare, or fringe benefit plan, as permitted by applicable Law and if such termination is not materially adverse to the Company’s employees, such terminations to be effective no later than the day immediately prior to the Closing Date, in each case, in accordance with terms of such plan and applicable Law. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 6.3(g) shall be subject to Parent’s prior review and comment.

(h) Prior to the Closing Date, except as set forth in Section 6.3(h) of the Company Disclosure Letter, the Company shall have made all contributions required to be made to or with respect to each Company Employee Benefit Plan as of the Closing Date and paid or accrued all liabilities on account of any Company Employee Benefit Plan in existence on or before the Closing Date.

(i) All formal written communications to the officers or employees of the Company pertaining to compensation or benefit matters that are affected by this Agreement shall be subject to Parent’s prior review and consent (not to be unreasonably withheld, conditioned or delayed), except to the extent that any such communications are consistent in all material respects with communications previously approved by Parent hereunder. The Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed). Any group oral presentations with respect to the above shall be materially consistent with such formal written communications.

SECTION 6.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 6.5. Public Statements. So long as this Agreement is in effect, Parent and the Company shall not, and shall not permit any of their respective Subsidiaries or Representatives to, issue any press release or make any public statement with respect to the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Transactions and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by applicable Law, court process or the rules and regulations of any stock exchange on which such party’s securities (or those of any of a party’s Affiliates) are listed, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance; (b) with respect to any press release or other public statement by the Company expressly permitted by Section 6.9; (c) with respect to any press releases or other public statements by Parent or Merger Sub in response to any public announcement permitted by clause (b) hereof and (d) each party may make (i) any public statement, including in response to questions from the press, analysts, investors or those attending industry conferences; (ii) internal announcements to employees (subject to Section 6.3(i), in the case of announcements by the Company) or (iii) disclosures in Company SEC Documents, in each case, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or previously approved by the other parties and otherwise in compliance with this Section 6.5. Each of the parties agrees that, promptly following execution of this Agreement, (1) the Company and Parent shall issue an initial joint press release with respect to the Transactions, in a form mutually agreed to by the Company and Parent and (2) the Company shall file a current report on Form 8-K with the SEC attaching such initial press release and copy of this Agreement as exhibits.

SECTION 6.6. Standard of Efforts; Governmental Approvals.

(a) Subject to the terms and conditions provided herein, each party agrees to use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary notices, reports and other filings and (ii) obtaining as promptly as practicable and maintaining all Authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions; provided that in no event shall Parent or Merger Sub be obligated to, and none of the Company shall, without the prior written consent of Parent, agree to or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain the Authorizations contemplated by clause (ii). The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Authorizations and (1) the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; (2) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent, Merger Sub or any of their respective Affiliates and (3) each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case, that appear in any material filing made in connection with the Transactions.

(b) In furtherance of, and not in limitation of the foregoing, each of the Company and Parent (and their respective controlled Affiliates, if applicable) shall: (i) as promptly as practicable (and no later than 10 Business Days after the date hereof, or such other date as mutually agreed by the parties in writing), file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the Transactions; (ii) as promptly as practicable after the date hereof, make required filings pursuant to any other applicable Antitrust Law with respect to the Transactions and (iii) supply as promptly as practicable any additional information and documentary material that may be requested and use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain any required authorizations under such Antitrust Laws as soon as practicable.

(c) Each party will (i) cooperate in all respects with each other in connection with any filing or submission to any Governmental Authority (including the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Law prior to their submissions) and in connection with any investigation or other inquiry with respect to the Transactions; (ii) promptly notify the other party of any communication received from, or given to, any Governmental Authority with respect to the Transactions and keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, or other communication; (iii) subject to applicable Law, and to the extent practicable, permit the other party to review in advance any proposed communication by it to any Governmental Authority with respect to the Transactions, and incorporate the other party’s reasonable comments; (iv) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and to the extent practicable, gives the other party the opportunity to attend; (v) pull and re-file any notice under the HSR Act only if the other party agrees and (vi) promptly notify the other of, and if in writing, furnish the other party with non-confidential copies of (or, in the case of oral communications, advise the other of) correspondence, filings and communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its staff, on the other hand, with respect to this Agreement or the Transactions.

(d) At Parent’s request, the Company shall give any notices to Third Parties, and use reasonable best efforts to obtain any Third Party consents, approvals or waivers required to be obtained under any Material Contracts in connection with consummation of the Transactions; provided that the Company shall not, without the prior written consent of Parent, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain any such consent. The Company shall coordinate and cooperate with Parent in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts in connection with consummation of the Transactions and seeking any such actions, consents, approvals or waivers.

(e) Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.6 shall limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.6 and (ii) in no event shall Parent or Merger Sub be required to offer, accept or agree to, and the Company shall not, without Parent’s prior written consent, offer, accept or agree to (1) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any portion of the businesses, operations, assets or product lines of Parent, the Company or any of Parent’s Subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of Parent’s Subsidiaries); (2) terminate, relinquish, modify, transfer, assign, restructure, or waive rights under any existing Contracts, collaborations, ventures or other relationships or other arrangements of Parent, Merger Sub or the Company or their respective Affiliates; (3) restrict, prohibit or limit the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own its assets; (4) restrict, prohibit or limit the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective Affiliates in any part of the world; (5) cause Parent or any of its Subsidiaries to divest any shares of Company Common Stock; (6) impose limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired or owned by Parent or any of its Affiliates on all matters properly presented to the Company Common Stockholders or (7) any other behavioral undertakings or commitments (any such action described in this clause (ii), a “Non-Required Remedy”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be obligated to (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions or (B) litigate, participate in the litigation of, or otherwise contest, defend or appeal any Proceeding, whether judicial or administrative, brought by any Governmental Authority challenging or seeking to restrain, prohibit or place conditions on the consummation of the Merger or the Transactions or the ownership or operation by Parent, the Company or any of their respective Affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted.

(f) Notwithstanding anything to the contrary set forth in this Agreement, Parent, upon consultation with the Company and after taking into consideration in good faith all reasonable comments of the Company, shall (1) control the strategy and timing for, and make all decisions (and shall take the lead in all meetings and communications with any Governmental Authority) for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Transactions and (2) control the overall development of the positions to be taken and any regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or Proceeding by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto. Subject to applicable Law, the Company shall not (i) agree to extend any waiting period under the HSR Act without the prior written consent of Parent or (ii) enter into any agreement with any Governmental Authority not to consummate the Transactions without the prior written consent of Parent.

SECTION 6.7. Notification of Certain Matters; Other Actions.

(a) During the Pre-Closing Period, each of the Company, on the one hand, Parent and Merger Sub, on the other hand, shall give prompt notice to the other of (i) any Proceedings commenced or, to such party’s knowledge, threatened by or against, relating to or involving or otherwise affecting the Company or Parent or any of its Subsidiaries, as the case may be, that relate to this Agreement or the consummation of the Transactions; (ii) any event, effect, condition, change, occurrence, development, circumstance or state of facts that would reasonably be expected to cause the failure of any of the conditions set forth in Article 7; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions and (iv) the occurrence or existence of any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or the occurrence or existence of any event, effect, condition, change, occurrence, development, circumstance or state of facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided that the delivery of notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to any party.

(b) During the Pre-Closing Period, subject to applicable Law, the Company shall provide Parent with advance notice of any meetings or scheduled videoconferences or calls that the Company has with any Regulatory Authority or any advisory committee thereof, and to the extent practicable (i) provide Parent the opportunity to attend or participate in any such meeting or substantive conversation with any such Regulatory Authority or advisory committee thereof and (ii) prior to attending any such meeting or scheduled videoconference or call, the Company shall, and shall, as necessary, cause its Representatives to, consult with Parent and consider in good faith the views and comments of Parent promptly provided in connection with, and to the extent practicable, reasonably in advance of, any such meeting or scheduled videoconference or call. During the Pre-Closing Period, subject to applicable Law, the Company shall also promptly (1) notify Parent of any notice or other substantive communication to the Company from any Regulatory Authority or any advisory committee thereof; (2) provide Parent with notice and the opportunity to consult with the Company with respect to any notice, submission or response or other substantive communication to any Regulatory Authority or any advisory committee thereof from the Company, and shall consider in good faith any comments or other input timely provided by Parent in respect of the foregoing and (3) furnish Parent with non-confidential copies of all substantive correspondence, filings and written communications between the Company on one hand, and any such Regulatory Authority or its staff on the other hand. Notwithstanding the foregoing, in no event shall the Company be required to take any action or refrain from taking any action pursuant to this Section 6.7(b) that would cause the Company to fail to meet a specific submission deadline, if any, imposed by any Regulatory Authority or any advisory committee thereof.

(c) Nothing contained in this Section 6.7 is intended to give Parent, directly or indirectly, the right to control or direct the regulatory strategy of the Company prior to the Closing Date.

SECTION 6.8. Access to Information; Confidentiality.

(a) During the Pre-Closing Period, the Company shall, and shall cause the Representatives of the Company to, afford to Parent, Merger Sub and their respective Representatives reasonable access to its officers, employees, agents, properties, facilities, books, records, Contracts and other assets, and shall promptly furnish to Parent, Merger Sub and their respective Representatives copies of all existing financial, operating and other data and information as such Persons may from time to time reasonably request; provided that any such access (including to employees) shall be conducted at Parent’s expense, at a reasonable time and in such a manner as to not to interfere unreasonably with the normal operation of the business of the Company. During the Pre-Closing Period, the Company shall use reasonable best efforts to, at the request of Parent, facilitate site visits by any of Parent, Merger Sub or their respective Representatives at any facility of a Third Party contract manufacturer of the Company. The Company shall instruct its Representatives to cooperate with Parent and Merger Sub in their investigation of the Company. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney client or other legal privilege (provided that the Company shall use its reasonable best efforts to provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof, including any confidentiality agreement to which the Company is a party (provided that the Company shall use its reasonable best efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure). The Company and Parent will each use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c) The information disclosed pursuant to this Section 6.8 shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 6.9. No Solicitation.

(a) At all times during the Pre-Closing Period, the Company shall not, and shall not authorize or knowingly permit its Representatives to, directly or indirectly (other than with respect to Parent or Merger Sub): (i) solicit, initiate, propose or take any action to knowingly encourage any inquiries or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; (ii) except as otherwise expressly permitted by this Section 6.9(a), enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Third Party any information or data relating to, afford access to the business, personnel, properties, assets, books or records of the Company in connection with, or otherwise cooperate with any Person with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (except to provide notice as to the existence of these provisions or solely to the extent necessary to clarify the terms and conditions of any Acquisition Proposal); (iii) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract) with respect to any potential Acquisition Proposal, unless the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law; (iv) enter into any letter of intent, Contract, commitment or agreement in principle with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to the immediately following sentence) or enter into any Contract or commitment requiring the Company to abandon, terminate or fail to consummate the Transactions or that would otherwise materially impede the ability of Parent and Merger Sub to consummate the Merger; (v) take any action or exempt any Third Party from the restriction on “business combinations” or any similar provision contained in applicable Takeover Provisions or the Company Charter Documents or grant a waiver under Section 203 of the DGCL; or (vi) resolve, propose or agree to do any of the foregoing. Notwithstanding anything in this Agreement to the contrary, if in response to an unsolicited bona fide written Acquisition Proposal made by a Third Party after the date hereof and prior to obtaining the Requisite Company Vote, in circumstances not involving a breach of this Section 6.9, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company may, at any time prior to obtaining the Requisite Company Vote (but in no event after such time), enter into a customary confidentiality agreement (1) containing provisions limiting the disclosure or use of nonpublic information of or with respect to the Company that are not, in the aggregate, less favorable to the Company than those contained in the Confidentiality Agreement, (2) that does not include any provision calling for any exclusive right to negotiate with any Third Party and (3) that does not prevent the Company from providing any information to Parent, its Affiliates and their respective Representatives in accordance with this Agreement or otherwise complying with its obligations under this Agreement (an “Acceptable Confidentiality Agreement”) with such Third Party making such an Acquisition Proposal (it being agreed that any such Acceptable Confidentiality Agreement need not contain a “standstill” or other provisions having similar effect) and thereafter (A) furnish information and data with respect to the Company and afford access to the business, personnel, properties, assets, books or records of the Company, in each case, pursuant to such Acceptable Confidentiality Agreement, and (B) enter into, maintain and participate in discussions or negotiations with, the Third Party making such Acquisition Proposal and its Representatives; provided, that the Company will concurrently provide to Parent any information and data concerning the Company or access provided to such Third Party that was not previously made available to Parent. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.9(a). Without limiting the foregoing, it is agreed that, for purposes of determining whether a breach of this Section 6.9(a) has occurred, the actions of any Representative of the Company shall be deemed to be the actions of the Company, and the Company shall be responsible for any breach of this Section 6.9 by any Representative of the Company acting on behalf of the Company.

(b) The Company shall, as promptly as practicable, and in any event no later than 24 hours after receipt thereof, notify Parent, orally and in writing, of any Acquisition Proposal or any inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal, inquiry, proposal or offer (or, if oral, a summary of the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer) and (ii) the identity of the Third Party making such Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of, or any material developments, discussions or negotiations regarding, any such inquiry, proposal, offer or Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of any substantive communications (which shall include any proposals or offers) relating thereto that is exchanged between the Third Party (or its Representatives) making such inquiry, proposal, offer or Acquisition Proposal and the Company (or any Representative of the Company) within 24 hours after the receipt or delivery thereof.

(c) Except as expressly permitted by Section 6.9(d), neither the Company Board nor any committee thereof shall (i) (1) withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify in a manner adverse to Parent (or publicly propose or resolve to withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify in a manner adverse to Parent), the Company Recommendation; (2) adopt, approve, recommend, submit to the Stockholders or declare advisable (or publicly propose to adopt, approve, recommend, submit to the Stockholders or declare advisable) any Acquisition Proposal; (3) fail to (A) reaffirm the Company Recommendation and (B) recommend against acceptance of a tender or exchange offer by the Stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock or Company Series A Preferred Stock, in each case, within ten (10) Business Days after receipt of a written request of Parent following an Acquisition Proposal that has been publicly announced (in the case of clause (A)) or the commencement of such tender offer or exchange offer (in the case of clause (B)); provided that the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer; or (4) take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person (other than Parent or its Subsidiaries) from any Takeover Provision (any action described in this Section 6.9(c) being referred to as a “Company Adverse Recommendation Change”); (ii) subject to Section 8.1(d)(i), cause or allow the Company to enter into a Specified Agreement or (iii) resolve, propose or agree to take any such action described in clause (i) or (ii).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change in connection with an Acquisition Proposal or terminate this Agreement to enter into a Specified Agreement, in each case if, and only if, (i) such Acquisition Proposal did not result from a breach of this Section 6.9, (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law, (iii) the Company has given Parent written notice of the Company Board’s intention to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement not earlier than 11:59 p.m. New York time on the fourth Business Day after Parent receives such written notice, (iv) the decision to make a Company Adverse Recommendation Change is in connection with an Acquisition Proposal or with the Company’s intent to terminate this Agreement to enter into a Specified Agreement, and the Company shall have complied with clauses (1) through (5), as follows: (1) prior to giving effect to clauses (2) through (5), the Company Board shall have determined that such Acquisition Proposal is a Superior Proposal; (2) the Company shall have made available to Parent in writing the material terms and conditions of such Acquisition Proposal and a copy of the most current draft of any Contract relating to such Acquisition Proposal; (3) the Company shall have negotiated in good faith with Parent (and caused its Representatives to so negotiate with Parent), to the extent that Parent desires to negotiate, during the four Business Day period provided in the foregoing clause (iii) of this Section 6.9(d) with respect to such proposed revisions to this

Agreement or other proposals made by Parent, if any, so that the Acquisition Proposal would no longer constitute a Superior Proposal; (4) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, the Company Board shall have determined in good faith that such Acquisition Proposal remains a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law and (5) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 8.1(d)(i). For clarity, the provisions of this Section 6.9(d) shall also apply to any amendment to the financial terms or any other material amendment to any Acquisition Proposal (except that any reference to four Business Days shall instead be two Business Days) or any successive Acquisition Proposals.

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company Board may make a Company Adverse Recommendation Change with respect to an Intervening Event, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law; (ii) Parent shall have received from the Company written notice not later than 11:59 p.m. New York time on the fourth Business Day prior to the making of any Company Adverse Recommendation Change, describing the Intervening Event in reasonable detail; (iii) during the four Business Day period provided in the foregoing clause (ii), the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent that Parent desires to negotiate, with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the requirement to make a Company Adverse Recommendation Change; and (iv) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law. For the avoidance of doubt, the provisions of this Section 6.9(e) shall also apply to any material change to the facts and circumstances relating to such Intervening Event (except that any reference to four Business Days shall instead be two Business Days).

(f) Nothing in this Section 6.9 shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act; (ii) making any required disclosure to the Stockholders, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law or any disclosure requirement under applicable Law or (iii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that any such disclosure shall state that the Company Recommendation continues to be in effect unless, prior to the time of such disclosure, a Company Adverse Recommendation Change has been made in compliance with this Section 6.9, and that this Section 6.9(f) shall not permit the Company Board to make a Company Adverse Recommendation Change, except to the extent permitted by Section 6.9(d) or Section 6.9(e).

(g) The Company shall, and shall cause its Representatives to, (i) immediately cease and cause to be terminated any existing solicitations, encouragements, facilitations, discussions or negotiations with any Third Party conducted on or prior to the date hereof by the Company or its Representatives with respect to an Acquisition Proposal; (ii) immediately terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal and (iii) promptly (but in no event later than two Business Days following the execution of this Agreement) request and use reasonable best efforts to obtain the return from all such Persons, or cause the destruction, of all copies of confidential information previously provided to such Persons by or on behalf of the Company or its Representatives in accordance with the terms of the applicable confidentiality agreement with such Person. For purposes of this Section 6.9(g), the term “Person” shall not include Parent or any Affiliate of Parent or any of their Representatives.

SECTION 6.10. Indemnification and Insurance.

(a) After the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, fulfill and honor all rights and obligations to exculpation and indemnification by the Company (including advancement of expenses) existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date hereof and set forth on Section 6.10 of the Company Disclosure Letter, or pursuant to any other Contract in effect on the date hereof, accurate and complete copies of which Contracts have been made available to Parent.

(b) Without limiting the foregoing in Section 6.10(a), after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against any and all losses, claims, damages, liabilities, costs, fees, expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred), Judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) in connection with or arising in whole or in part out of actions, omissions, suits or other proceedings (whether civil, regulatory, administrative or criminal, and including any proceeding before any administrative or legislative body) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Proceeding”) by reason of such Indemnified Party’s being or having been a director or officer of the Company at, or at any time prior to, the Effective Time or in connection with any action taken or not taken by such Indemnified Party at the request of the Company at, or at any time prior to, the Effective Time (including any Indemnified Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party).

(c) Parent’s and the Surviving Corporation’s obligations under Section 6.10(a) and Section 6.10(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation or advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(d) From the Effective Time until the sixth anniversary of the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect prior to the date hereof; provided that in satisfying its obligation under this Section 6.10(d), the Surviving Corporation shall not be obligated to pay an amount per year in excess of 350% of the annual premium the Company paid in the policy year prior to the Effective Time (the “Maximum Amount”) and if such insurance is unavailable or the premium for such insurance would at any time exceed the Maximum Amount, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to the Maximum Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including, in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed the Maximum Amount, and if such prepaid policies are unavailable or the premium for such insurance would exceed the Maximum Amount, then the Company shall procure the maximum coverage available for the Maximum Amount. If such prepaid policies have been obtained by the Company prior to the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(e) Upon receiving written notice of any Proceeding in which any claims are made in respect of which such Indemnified Party would be entitled to indemnification advancement of expenses or other protections pursuant to this Section 6.10, any Indemnified Party wishing to claim such advancement, indemnification or other protection shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent or the Surviving Corporation. In the event of any such Proceeding for which advancement of expenses is sought by an Indemnified Party, the Indemnified Party shall have made an undertaking to repay all such fees, costs or expenses paid by Parent or the Surviving Corporation if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgment that the Indemnified Party is not entitled to be indemnified by Parent or the Surviving Corporation. Such undertaking shall be unsecured and made without reference to an Indemnified Party’s ability to repay such advancements or ultimate entitlement to indemnification. No other form of undertaking shall be required. Parent and the Surviving Corporation shall not be liable for any settlement for which indemnification is sought by an Indemnified Party effected without their prior written consent, such consent not to be unreasonably withheld.

(f) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10, each of whom may enforce the provisions of this Section 6.10). The rights of each Indemnified Party under this Section 6.10 shall be in addition to, and not in limitation of, any other rights any such Indemnified Party may have under the Company Charter Documents, any other indemnification or other agreement or arrangement, applicable Law or otherwise.

(g) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.10.

SECTION 6.11. Section 16 Matters. Prior to the Effective Time, the Company and the Company Board shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each Company director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.12. Transaction Litigation. The Company shall promptly (and in any event within two Business Days) advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 6.12, “participate” means that Parent will be kept reasonably apprised on a reasonably prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise, or file any supplemental disclosures to moot or otherwise address the claims in, any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel as described in Section 6.10, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

SECTION 6.13. Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to cause the delisting of the Company and of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting, and in any event no more than 10 days after the Closing Date. The Company shall not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time.

SECTION 6.14. Takeover Provisions. If any Takeover Provision becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub, and their respective boards of directors shall grant such approvals and take such actions within their respective authority as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Provision inapplicable to the foregoing.

SECTION 6.15. Obligations of Merger Sub. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions.

SECTION 6.16. Tax Matters.

(a) The Company shall cause any and all material Tax Sharing Agreement to which the Company is party to be terminated with respect to the Company on or prior to the Closing Date.

(b) The Company shall timely file all material Tax Returns (which shall include any and all Tax Returns with respect to Taxes for which, and jurisdictions in which, the Company has historically filed such returns) required to be filed on or prior to the Closing Date (taking into account any valid extensions of time to file such Tax Returns obtained in the ordinary course of business) in a manner consistent with past practice (except to the extent otherwise required by applicable Law or as otherwise required pursuant to this Agreement) and shall timely pay in full any Tax shown as due and payable thereon.

(c) If requested by Parent and at Parent’s expense, the Company will undertake a study of the impact of Sections 382 and 383 on the availability of net operating loss, capital loss and any credit carryforwards by a nationally recognized independent accounting firm for the Company from its date of incorporation through December 31, 2022 (it being agreed that any such study need not be completed prior to the Effective Time).

SECTION 6.17. Merger Sub Stockholder Consent. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 6.18. Certain Pre-Closing Actions.

(a) The Company shall use reasonable best efforts to deliver all notices and take all other actions reasonably requested by Parent or Merger Sub that are required to facilitate, in accordance with the terms thereof, the termination of the Controlled Equity OfferingSM Sales Agreement, dated as of March 13, 2020, between the Company and Cantor Fitzgerald & Co., prior to or at the Effective Time.

(b) Promptly following the date hereof, the Company shall take the actions set forth on Section 6.18(b) on the Company Disclosure Letter.

ARTICLE 7

CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent and the Company) on or prior to the Closing Date of each of the following conditions:

(a) Requisite Company Vote. The Requisite Company Vote shall have been obtained in accordance with applicable Law and the Company Charter Documents.

(b) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction, nor any applicable Law (collectively, “Restraints”), enjoining, making illegal or otherwise prohibiting the consummation of the Merger shall be in effect.

(c) Antitrust Approval. Any waiting period (and any extension thereof, including under any agreement between a party and a Governmental Authority agreeing not to consummate the Merger prior to a certain date entered into in compliance with the Agreement) applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired.

SECTION 7.2. Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in clauses (a) and (b) of the first sentence of Section 4.1 (Organization), Section 4.3(a) (Authorization; No Conflict), Section 4.3(b)(i) (Authorization; No Conflict), Section 4.10 (Broker’s or Finder’s Fees), Section 4.13 (Opinion of Financial Advisor) and Section 4.23 (Takeover Provisions) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representation and warranties of the Company set forth in the first, second and last sentences of Section 4.2(a) and the first two sentences of Section 4.2(b) (Capitalization) shall be true and correct in all respects (other than de minimis inaccuracies in the context of the Transactions) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 4.7(a) (Absence of Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) each other representation and warranty of the Company set forth in this Agreement (other than those listed in the preceding clause (i), (ii), or (iii)) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under this Agreement prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, there shall have not occurred any event, effect, condition, change, occurrence, development, circumstance or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, by the chief executive officer or chief financial officer of the Company to the effect that each of the conditions in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) No Proceedings. There shall have not been instituted, pending or threatened in writing any Proceeding by any Governmental Authority seeking to (i) prevent, prohibit or make illegal the consummation of the Merger; (ii) prohibit or materially limit Parent’s ability to own, control, direct, manage or operate the Company or (iii) otherwise impose any Non-Required Remedy; provided, however, that the receipt of a Specified Letter by Parent, Merger Sub or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of Section 7.1(b) or this Section 7.2(e).

SECTION 7.3. Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1 (Organization), Section 5.3(a) (Authorization; No Conflict), Section 5.3(b)(i) (Authorization; No Conflict) and Section 5.8 (Broker’s or Finder’s Fees) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) each other representation and warranty of Parent and Merger Sub set forth in this Agreement (other than those listed in the preceding clause (i)) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under this Agreement prior to the Closing.

(c) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, dated as of the Closing Date, by an authorized representative of Parent to the effect that each of the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE 8

TERMINATION

SECTION 8.1. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either the Company or Parent by written notice to the other, if:

(i) the Effective Time shall not have occurred on or prior to July 8, 2024 (as such date may be extended pursuant to the immediately succeeding proviso, the “Outside Date”); provided that if on the Outside Date, any of the conditions in Section 7.1(b) (where the failure of such condition set forth in Section 7.1(b) to be satisfied is a result of a Restraint arising under Antitrust Laws), Section 7.1(c) or Section 7.2(e) (where the failure of such condition set forth in Section 7.2(e) to be satisfied is a result of a Proceeding arising under Antitrust Laws) shall not have been satisfied or waived but all other conditions in Article 7 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then either Parent or the Company, upon written notice to the other prior to the original Outside Date, shall be entitled to extend the Outside Date to October 7, 2024, and further provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the Outside Date;

(ii) any Restraint having the effect set forth in Section 7.1(b) shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party if the issuance, entry of or failure to lift such Restraint was primarily caused by or the result of the failure of such party to perform any of its obligations under this Agreement;

(iii) if the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), in each case, at which a vote on the approval of this Agreement was taken, shall have concluded and the Requisite Company Vote shall not have been obtained;

(c) by Parent by written notice to the Company:

(i) at any time prior to obtaining the Requisite Company Vote, if a Company Adverse Recommendation Change shall have occurred; or

(ii) at any time prior to the Effective Time, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions in either of Section 7.2(a) or Section 7.2(b), as applicable, not to be satisfied; provided that, for purposes of this Section 8.1(c)(ii), if such a breach is curable by the Company within the earlier of the Outside Date and 20 Business Days after the date Parent gives the Company notice of such breach, then Parent may not terminate this Agreement under this Section 8.1(c)(ii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(ii);

(d) by the Company by written notice to Parent:

(i) at any time prior to obtaining the Requisite Company Vote, in order to accept a Superior Proposal and enter into the Specified Agreement relating to such Superior Proposal, if (1) such Superior Proposal shall not have resulted from any breach of Section 6.9 with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, (2) the Company Board, after satisfying all of the requirements set forth in Section 6.9(d), shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) and (3) the Company shall have paid the Termination Fee, and have entered into the Specified Agreement, substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(d)(i); or

(ii) at any time prior to the Effective Time, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions in either of Section 7.3(a) or Section 7.3(b), as applicable, not to be satisfied; provided that, for purposes of this Section 8.1(d)(ii), if such a breach is curable by Parent within the earlier of the Outside Date and 20 Business Days after the date the Company gives Parent notice of such breach, then the Company may not terminate this Agreement under this Section 8.1(d)(ii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii).

Any written notice of termination pursuant to this Section 8.1 shall specify the provision of this Section 8.1 pursuant to which such termination is being effected.

SECTION 8.2. Effect of Termination. If terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder or Representative of such party) to any other party; provided that the provisions of this Section 8.2, Section 8.3 and Article 9 (and any related definitions contained in any such Section) shall survive any termination hereof pursuant to Section 8.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of any common law fraud or Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith. For purposes of this Agreement, “Willful Breach” means a material breach of, or a material failure to perform any covenant, representation, warranty, or agreement set forth in this Agreement, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause or constitute such material breach or material failure to perform. The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

SECTION 8.3. Termination Fee and Expenses.

(a) Except as otherwise set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Transactions are consummated; provided that Parent shall pay all filing fees payable pursuant to the HSR Act or any other Antitrust Laws.

(b) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(i); or

(iii) (1) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) (except if, on the date of such termination, any of the conditions in Section 7.1(b) (where the failure of such condition set forth in Section 7.1(b) to be satisfied is a result of a Restraint arising under Antitrust Laws), Section 7.1(c) or Section 7.2(e) (where the failure of such condition set forth in Section 7.2(e) to be satisfied is a result of a Proceeding arising under Antitrust Laws) is not then satisfied), Section 8.1(b)(iii) or Section 8.1(c)(ii); (2) an Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company or the Stockholders or shall have become publicly known after the date hereof and shall not have been withdrawn prior to (A) the date of such termination, with respect to any termination pursuant to Section 8.1(b)(i) or Section 8.1(c)(ii), or (B) the date of the Stockholders’ Meeting, with respect to termination pursuant to Section 8.1(b)(iii) and (3) the Company consummates, or enters into a binding written definitive agreement with respect to, an Acquisition Proposal (replacing “15%” in the definition thereof with “50%” and disregarding clause (iv) of such definition) within 12 months after such termination.

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable termination fee of $23,860,000 (the “Termination Fee”). Any payment of the Termination Fee required to be made pursuant to: (1) Section 8.3(b)(i) shall be made to Parent within one Business Day after termination of this Agreement by Parent as set forth in Section 8.3(b)(i); (2) Section 8.3(b)(ii) shall be made to Parent concurrently with and as a condition to such termination of this Agreement by the Company as set forth in Section 8.3(b)(ii); and (3) Section 8.3(b)(iii) shall be made to Parent concurrently with the occurrence of the applicable event described in clause (3) of Section 8.3(b)(iii). All payments under this Section 8.3(b) shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Except in the case of common law fraud or a Willful Breach, in the event that Parent receives full payment pursuant to this Section 8.3(b), then, receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. Notwithstanding the foregoing, nothing in this Section 8.3(b) shall prevent, limit or otherwise restrict the right of Parent and Merger Sub to bring or maintain any claims arising out of the Company’s common law fraud or Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith. For the avoidance of doubt, any payment made by the Company under this Section 8.3(b) shall be payable only once with respect to this Section 8.3(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(c) The Company and Parent acknowledge that the agreements contained in Section 8.3(b) are an integral part of the Transactions, and that, without those agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to make payment of any amount payable under Section 8.3(b) within the applicable time period specified in Section 8.3(b), and Parent commences a Proceeding to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to Section 8.3(b), with such interest to accrue beginning on the date such amount first was payable pursuant to Section 8.3(b), to the date of payment.

ARTICLE 9

GENERAL PROVISIONS

SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, or (d) upon transmission, if sent by email transmission prior to 6:00 p.m., the recipient’s local time or (e) on the next day following transmission, if sent by email transmission after 6:00 p.m., the recipient’s local time; provided that the notice or other communication is sent to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice to the other parties):

(a) if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Merck Sharp & Dohme LLC

126 East Lincoln Avenue

P.O. Box 2000

Rahway, NJ 07065 USA

Attention:	Office of Secretary
Email:	[***]

with a copy to (which shall not constitute notice):

Merck Sharp & Dohme LLC

126 East Lincoln Avenue

P.O. Box 2000

Rahway, NJ 07065 USA

Attention:	Senior Vice President, Business Development

with a copy to (which shall not constitute notice):

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

Attention:	Catherine J. Dargan;
Andrew M. Fischer;
Michael J. Riella
Email:	cdargan@cov.com;
afischer@cov.com;
mriella@cov.com

(b) if to the Company (prior to the Effective Time):

Harpoon Therapeutics, Inc.

611 Gateway Boulevard, Suite 400

South San Francisco, CA 94080

Attention:	Julie Eastland, Chief Executive Officer;
James B. Bucher, Chief Legal Officer
Email:	[***]
[***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Stuart M. Cable;
Lisa R. Haddad
Email:	scable@goodwinlaw.com;
lhaddad@goodwinlaw.com

SECTION 9.2. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Requisite Company Vote is obtained, if any amendment requires further approval of the Stockholders under applicable Law, the effectiveness of such amendment shall be subject to such approval.

(b) No failure or delay by any party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

SECTION 9.3. Representations and Warranties. The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 9.4. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Transactions shall be resolved under, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) (the “Delaware Courts”) in any such suit, action or proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party.

SECTION 9.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

SECTION 9.6. Counterparts; Effectiveness. This Agreement may be executed (including by electronic signature) in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 9.7. Assignment; Third Party Beneficiaries.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or Merger Sub may transfer or assign, in whole or in part, (i) its rights and obligations under this Agreement to any of its Affiliates and (ii) after the Effective Time, its rights and obligations under this Agreement to any Person; provided that, in the case of either clause (i) or (ii), such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub.

(b) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) the provisions of Section 6.10 and Section 6.12 with respect to the Indemnified Parties, and (ii) if the Effective Time occurs, the right of the Stockholders to receive the Merger Consideration payable with respect to shares of Company Common Stock or Company Series A Preferred Stock in accordance with the terms of this Agreement, the right of the holders of Company Stock Options, Company RSUs and Company Warrants to receive the payments contemplated by Section 3.4 and the right of participants in the ESPP to receive the applicable treatment pursuant to Section 3.5, in each case which shall inure to the benefit of such Persons or holders, as applicable, benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

SECTION 9.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.9. Entire Agreement; No Reliance. This Agreement (including the Company Disclosure Letter and all Exhibits, Annexes and Schedules referred to herein and therein), the Support Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties further agree that (i) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.10 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.10 prior to or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination); provided, however, that in no event shall Parent and Merger Sub be entitled to both the payment of the Termination Fee or monetary damages, on the one hand, and specific performance, on the other hand.

SECTION 9.11. Remedies. Except as otherwise provided in this Agreement, (a) any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity, and (b) the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Agreement to be executed as of the date first written above.

HARPOON THERAPEUTICS, INC.

By:	/s/ Julie Eastland
Name:	Julie Eastland
Title:	President and Chief Executive Officer

MERCK SHARP & DOHME LLC

By:	/s/ Robert M. Davis
Name:	Robert M. Davis
Title:	Chairman and Chief Executive Officer

HAWAII MERGER SUB, INC.

By:	/s/ Jon Filderman
Name:	Jon Filderman
Title:	Vice President, Legal

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Incorporation of the Surviving Corporation

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HARPOON THERAPEUTICS, INC.

FIRST: The name of the corporation is Harpoon Therapeutics, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of the Corporation; provided that any by-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

SEVENTH: The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after the date of filing of this Certificate of Incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article Seventh shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article Seventh in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

EIGHTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

*     *     *     *

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